Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CUBIC CORPORATION,

a Delaware corporation,

LOCUS MERGER SUB, INC.,

a Delaware corporation,

PIXIA CORP.,

a Delaware corporation,

and

FG PIXIA LLC, AS THE EQUITYHOLDER REPRESENTATIVE

Dated: December 18, 2019

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	2.19	Intellectual Property	35
	2.20	Transactions With Certain Persons	40
	2.21	Major Customers and Major Suppliers	41
	2.22	Employees and Contractors	41
	2.23	Title to and Sufficiency of Assets	42
	2.24	Condition of Personal Property	42
	2.25	Accounts Receivable	42
	2.26	Brokers	43
	2.27	Disclaimer of Warranties	43
3.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB.		43
	3.1	Organization	43
	3.2	Necessary Authority	43
	3.3	No Conflicts	44
	3.4	Brokers	44
	3.5	Litigation; Compliance with Law	44
	3.6	Insolvency	44
	3.7	Available Funds	44
	3.8	Brokers	45
	3.9	Operation of Merger Sub.	45
	3.10	No Other Representations and Warranties; Independent Investigation; Acknowledgments and Confirmations	45
4.	COVENANTS.		46
	4.1	Confidentiality	46
	4.2	Approval of Merger	46
	4.3	Tail Policies	47
	4.4	Interim Period Actions	47
	4.5	No Solicitation	49
	4.6	Further Action	50
	4.7	HSR	50
	4.8	DSS	51
	4.9	R&W Insurance Policy	51
	4.10	Additional Items.	51
5.	CONDITIONS TO THE BUYER’S AND MERGER SUB’S OBLIGATIONS.		52
	5.1	Representations and Warranties	52

	5.2	Compliance with Covenants	52
	5.3	Stockholder Approval	52
	5.4	Closing Deliverables	52
	5.5	Absence of Litigation	52
	5.6	Dissenting Shares	52
	5.7	No Material Adverse Effect	53
	5.8	Termination of Company Option Plan	53
	5.9	Required Statutory Approvals	53
6.	CONDITIONS TO THE COMPANY’S OBLIGATIONS.		53
	6.1	Representations and Warranties	53
	6.2	Compliance with Covenants	53
	6.3	Closing Deliverables	53
	6.4	Absence of Litigation	53
7.	CLOSING DELIVERABLES.		54
	7.1	Closing Deliverables to be Delivered by the Company	54
	7.2	Closing Deliverables to be Delivered by the Buyer.	55
	7.3	Other Closing Deliverables and Actions	56
	7.4	Post-Closing Deliverables	56
8.	TERMINATION.		56
	8.1	Termination	56
	8.2	Effect of Termination	57
9.	INDEMNIFICATION.		57
	9.1	Survival	57
	9.2	Equityholder Indemnification	58
	9.3	Indemnification by Buyer	59
	9.4	R&W Insurance Policy; Limitations	59
	9.5	Claims Procedures	61
	9.6	Manner of Payment	63
	9.7	Non-Recourse.	63
	9.8	Tax Treatment	63
	9.9	Exclusive Remedies	64
	9.10	Independent Significance	64
10.	POST CLOSING MATTERS		64
	10.1	Public Disclosure	64

	10.2	Cooperation	65
	10.3	Litigation Support	65
	10.4	Books and Records	65
	10.5	Tax Matters	65
11.	EQUITYHOLDER REPRESENTATIVE.		67
	11.1	Appointment and Powers	67
	11.2	Reliance on Actions	68
	11.3	Authority	68
	11.4	Representations	69
	11.5	Exculpation and Indemnification	69
	11.6	Expense Fund	70
12.	MISCELLANEOUS.		70
	12.1	Expenses	70
	12.2	Notices	70
	12.3	Assignment	72
	12.4	Amendments and Waivers.	72
	12.5	Entire Agreement	72
	12.6	Headings	72
	12.7	Schedules and Exhibits	72
	12.8	Construction	73
	12.9	Severability	73
	12.10	Choice of Law	74
	12.11	Consent to Jurisdiction; Waiver of Jury Trial	74
	12.12	Right to Specific Performance.	74
	12.13	No Third Party Beneficiaries	74
	12.14	Counterparts	74

EXHIBITS

Exhibit A	Definitions
Exhibit B	Certificate of Merger
Exhibit C	Form of Option Termination Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Release
Exhibit G	Form of Representations and Warranties Insurance Policy
Exhibit H	Buyer Disclosure Schedules
Exhibit I	Company Disclosure Schedules
Exhibit J	Example of Net Working Capital Calculation

AGREEMENT SCHEDULES

Schedule 4.2(a)	Contractual Submission Requirements
Schedule 4.10	Clean-Up Items
Schedule 7.1(c)	Closing Consents (Third Parties)
Schedule 7.1(d)	Closing Consents (Governmental Authorities)
Schedule 7.1(i)	Contract Terminations
Schedule 7.1(q)	Trademarks
Schedule PRP	Pro Rata Portions

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 18, 2019 (the “Execution Date”), by and among Cubic Corporation, a Delaware corporation (the “Buyer”), Locus Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), Pixia Corp., a Delaware corporation (the “Company”), and FG Pixia LLC, solely in its capacity as the representative of all of the Equityholders (defined below) (the “Equityholder Representative”).  Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.   Pursuant to that certain Common Stock Purchase Agreement, dated June 27, 2019, by and between the Company and the Buyer (the “Common Stock Purchase Agreement”), the Company issued 11,986 shares of Class B Common Stock of the Company to the Buyer and granted the Buyer the option to purchase all of the other issued and outstanding Company Capital Stock pursuant to this Agreement (the “Buyout Option”).

B.   Pursuant to that certain Buyout Option Exercise Notice, dated November 18, 2019, from the Buyer, the Buyer has notified the Company that it has elected to exercise the Buyout Option.

C.   The board of directors of the Buyer, the Merger Sub and the Company believe it is in the best interests of each entity and their respective equity holders that the Buyer acquire the Company through the statutory merger of the Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”) and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         THE MERGER.

1.1       The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), the Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of the Buyer.  The surviving corporation after the Merger is hereinafter referred to as the “Surviving Corporation.”

1.2       Effective Time.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by facsimile or email transmission of signature pages as promptly as practicable following the execution and delivery of this Agreement by the parties hereto, conditioned upon the satisfaction or waiver of the conditions set forth in Section 5 and

Section 6, and in any event no later than five (5) Business Days following the satisfaction or waiver of the conditions set forth in Section 5 and Section 6 (other than the satisfaction or waiver of those conditions that by their nature are to be satisfied on the Closing Date); provided that in no event will Closing occur prior to January 2, 2020.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.  The Merger shall be effective upon the acceptance of such filing by the Secretary of State of the State of Delaware (the “Effective Time”).  To the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties shall treat the Closing as being effective as of 11:59 p.m. (Eastern Time) on the Closing Date (the “Calculation Time”).

1.3       Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and the Merger Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.

1.4       Formation Documents of Surviving Corporation.

(a)        Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time; provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended such that the name of the Surviving Corporation shall be “Pixia Corp.”

(b)        Bylaws.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at the Effective Time (other than any change to the name of the Surviving Corporation that is set forth in the certificate of incorporation of the Surviving Corporation).

1.5       Management of Surviving Corporation.

(a)        Directors of Surviving Corporation.  The directors of the Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.

(b)        Officers of Company.  The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the

Surviving Corporation.

1.6       Effect of Merger on the Capital Stock of the Constituent Corporations.

(a)        Effect on Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company, the holders of any issued and outstanding shares of Company Capital Stock, or any other Person, upon the terms and subject to the conditions set forth in this Agreement, the following shall occur:

(i)         Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Series A Preferred Stock, without interest, the Closing Per Share Consideration on an as-converted to Class A Common Stock basis and, subject to and as calculated in Section 1.9(b)(ii), a portion of the Excess Amount and the Escrow Amount to the extent any such amounts are distributable to the holders of Series A Preferred Stock after Closing.  When converted in accordance with the foregoing, all of such shares of Series A Preferred Stock will no longer be outstanding and automatically will be cancelled and retired.

(ii)        Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and converted automatically into the right to receive, upon surrender of the certificate representing such shares of Class A Common Stock in the manner provided in this Agreement, without interest, the Closing Per Share Consideration and, subject to and as calculated in Section 1.9(b)(ii), a portion of the Excess Amount and the Escrow Amount to the extent any such amounts are distributable to the holders of Class A Common Stock after Closing.  When converted in accordance with the foregoing, all of such shares of Class A Common Stock will no longer be outstanding and automatically will be cancelled and retired.

(iii)       Each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, will be cancelled and retired without payment of any consideration therefor and will cease to exist.

(iv)       Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation or the Buyer with respect thereto in accordance with the Dissenters’ Rights Statute.

(v)        Each outstanding share of Company Capital Stock owned by the Company as treasury stock or authorized but currently unissued stock of the Company immediately prior to the Effective Time will, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, will be cancelled and retired without payment of any consideration therefor and will cease to exist.

(b)        Treatment of Company Options.  Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, the board of directors of the Company shall have adopted appropriate resolutions and, prior to the Closing will take all other actions necessary and appropriate, to provide that each outstanding Company Option (whether or not vested or exercisable) shall be cancelled and each holder of a Company Option that is unexpired and unexercised shall be entitled to, in exchange for the cancellation of each such Company Option, the right to receive the sum of (i) the Optionholder Consideration applicable to such Company Option and (ii) any amounts payable pursuant to Sections 1.9 and 1.10 in respect of each such Company Option, in each case, without interest, but subject to deductions and other income or employment Tax withholding if and to the extent any such withholding is required by Law, through the Company’s regular payroll.  Any amounts that are so withheld shall be treated for all purposes of this Agreement as having been paid to the applicable Optionholder.  For any Company Option where no payment is required to be made under this Section 1.6(b) because such payment amount would be equal to or less than zero, such Company Option will be cancelled and terminated at the Effective Time without any exercise thereof and no payment shall be made with respect thereto.  In order for any Optionholder to receive payment in connection with the cancellation of any Company Option, such Optionholder shall be required to provide the Buyer an executed Option Termination Agreement in the form attached hereto as Exhibit C (an “Option Termination Agreement”).  Each Optionholder shall be given the opportunity to exercise his or her outstanding Company Options (to the extent the Company Options are vested or shall become vested in connection with the Merger) prior to the Closing Date.  In the event such Company Options are not exercised prior to the Closing Date, such Company Options shall be cancelled for a cash payment calculated in accordance with this Section 1.6(b).  Notwithstanding the foregoing, in the case of any Company Option that remains unexercised as of the Closing Date for which no Option Termination Agreement has been received prior to the Closing Date, such Company Option shall be deemed to have been cancelled for no consideration as of the Closing Date.

(c)        Capital Stock of the Merger Sub.  Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of the Merger Sub common stock are so converted shall be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.  Each stock certificate of the Merger Sub evidencing ownership of any such shares shall, after the Effective Time, evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7       Closing Payments.

(a)        Flow of Funds Memorandum.  Not later than two (2) Business Days prior to the Closing Date, the Company will prepare and deliver to the Buyer a flow of funds memorandum (the “Flow of Funds Memorandum”) in a form reasonably acceptable to the Buyer and signed by the Company setting forth the following:

(i)         the Company’s good faith estimate of the Closing Working Capital (the “Estimated Net Working Capital”), the Estimated Net Working Capital Adjustment, and attaching an estimated unaudited balance sheet of the Company as of the Closing Date, prepared in accordance with GAAP consistent with the Interim Balance

Sheet and after giving effect to the Contemplated Transactions (the “Estimated Closing Balance Sheet”);

(ii)        the Company’s good faith estimate of Cash (the “Estimated Cash”);

(iii)       the Company’s good faith estimate of the Debt of the Company as of the Calculation Time (the “Estimated Closing Debt”), including information on each creditor to whom items of Debt are to be paid off at Closing and wire instructions therefor;

(iv)       the Company’s good faith estimate of any outstanding Transaction Expenses immediately prior to the Closing (“Estimated Transaction Expenses”), along with a list of all Persons to whom any such Estimated Transaction Expenses are payable and the estimated amount owed to each such Person, along with wire instructions for any such amount paid amounts;

(v)        a statement setting forth all Transaction Payments, including the name of each Person to whom such Transaction Payments are to be made and the amount thereof;

(vi)       (A) the calculation of the Estimated Adjusted Net Merger Consideration and (B) the Closing Per Share Consideration;

(vii)      a statement setting forth the following for each Optionholder: (A) such Optionholder’s name and address, (B) the number of shares of Class A Common Stock underlying each Company Option held by such Optionholder, (C) the per share exercise price of each Company Option held by such Optionholder, (D) a calculation of the Optionholder Consideration to be paid to such Optionholder (if any) as of the Closing Date in respect of each Company Option held by such Optionholder, and (E) such Optionholder’s Pro Rata Portion; and

(viii)     a calculation of the amounts of each Stockholder’s portion of the Estimated Adjusted Net Merger Consideration, and identifying the name of each Stockholder, such Stockholder’s applicable Pro Rata Portion and the type and number of shares of Company Capital Stock held by such Stockholder.

(b)        Closing Date Payments.  At or prior to the Effective Time, the Buyer will pay or deliver:

(i)         Two Hundred Fifty Thousand Dollars ($250,000) (the “Escrow Amount”) by wire transfer of immediately available funds to U.S. Bank National Association (the “Escrow Agent”), as escrow agent under the Escrow Agreement by and among the Buyer, the Equityholder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), for deposit in an escrow account (the “Escrow Account”) to be established, maintained and managed by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement and for the purposes set forth in Section 1.10(a) of this Agreement;

(ii)        the Equityholder Expense Fund to the Equityholder Representative;

(iii)       the applicable amount of any Estimated Closing Debt to be paid off at Closing included on the Flow of Funds Memorandum to each creditor identified therein;

(iv)       the amount of the Estimated Transaction Expenses listed on the Flow of Funds Memorandum to each Person that is identified therein as being owed such Estimated Transaction Expenses;

(v)        the aggregate amount of all Transaction Payments to the Company, which the Company shall promptly remit to the applicable recipient (less required withholdings which the Company shall promptly remit to the appropriate Taxing Authorities);

(vi)       with respect to each Optionholder who has executed an Option Termination Agreement, the aggregate amount of the Optionholder Consideration payable as of the Closing Date to the Company, which the Company shall promptly remit to the applicable Optionholders (less required withholdings which the Company shall promptly remit to the appropriate Taxing Authorities);

(vii)      deliver the remainder of the Estimated Adjusted Net Merger Consideration after the payments set forth above to the Paying Agent for distribution to the Stockholders in accordance with Section 1.6,  Section 1.7(c),  Section 1.8 and the Flow of Funds Memorandum.

(c)        Form of Consideration.  The consideration payable by the Buyer to the Equityholders pursuant to this Agreement shall be paid in cash, by wire transfer of immediately available funds.

1.8       Paying Agent.

(a)        In order for a Stockholder to receive payment from the Buyer for such Stockholder’s shares of Company Capital Stock, such Stockholder shall be required to provide the Paying Agent (i) a duly executed Letter of Transmittal in the form attached hereto as Exhibit E (“Letter of Transmittal”), (ii) a general waiver and release in the form attached hereto as Exhibit F (the “Stockholder Release”), (iii) an executed Form W-9 or the appropriate series of Form W-8, as applicable, (iv) either the applicable stock certificate(s) or an Affidavit of Lost or Uncertificated Stock and Indemnity Agreement in the form attached to the Letter of Transmittal and (v) such other documents as may be reasonably required by the Paying Agent (subclauses (i) through (v), collectively, the “Transmittal Documents”).  If the Paying Agent determines that any of the foregoing items do not appear to have been properly completed or executed, the Paying Agent will consult with the Buyer and the Equityholder Representative regarding any such irregularity.

(b)        If payment or delivery is to be made to a Person other than the Person in whose name a Company stock certificate so surrendered is registered, it shall be a condition of payment that the Company stock certificate so surrendered be properly endorsed or otherwise in proper form for transfer, that the signatures on the Company stock certificate or any related stock power be properly guaranteed (if and to the extent required by the Paying Agent) and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Company stock certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(c)        After the Effective Time, there shall be no transfers of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

1.9       Post-Closing Adjustments.

(a)        Calculation of Final Adjusted Net Merger Consideration.

(i)         Within ninety (90) calendar days following the Closing Date, the Buyer shall prepare (or cause to be prepared) and deliver to the Equityholder Representative an unaudited balance sheet of the Company as of the Closing Date, prepared in accordance with GAAP consistent with the Interim Balance Sheet, and a statement (the “Buyer Closing Statement”) setting forth the Buyer’s calculation of the following, in each case as of the Calculation Time: (A) the Closing Working Capital, (B) the amount of Debt of the Company, (C) the amount of Cash of the Company, (D) the outstanding Transaction Expenses as of the Closing and (E) the outstanding Transaction Payments (each of clauses (A), (B), (C), (D) and (E) a “Merger Consideration Adjustment Component”).  The Buyer Closing Statement shall be prepared in accordance GAAP and in a manner consistent with the Interim Balance Sheet.  The Buyer Closing Statement delivered by the Buyer shall also set forth any upward or downward adjustment in the Merger Consideration due to such calculations.

(ii)        The Equityholder Representative may dispute any item or amount set forth in the Buyer Closing Statement, at any time within thirty (30) calendar days following receipt of the Buyer Closing Statement, by delivering to the Buyer a written Notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Equityholder Representative, (B) the Equityholder Representative’s calculation of each such disputed item or amount, and (C) the Equityholder Representative’s calculation of the Merger Consideration Adjustment Components and the actual Merger Consideration after giving effect to the Equityholder Representative’s calculation of each such disputed item or amount.  If the Equityholder Representative does not deliver a Notice of Dispute within the thirty (30)-calendar day period, the Equityholder Representative shall be deemed to have agreed in all respects with the Buyer Closing Statement and the amounts reflected therein shall be final and binding.  During such thirty (30) day period, the Buyer will permit the Equityholder Representative access to such work papers relating to the preparation of the Buyer Closing Statement, as may be reasonably necessary to permit the Equityholder Representative to review in detail the manner in which the Buyer Closing Statement was prepared, and all information received pursuant to this Section 1.9(a) will be kept confidential pursuant to the terms of this Agreement by the party receiving it.

(iii)       If the Buyer shall receive a Notice of Dispute from the Equityholder Representative delivered pursuant to and in accordance with Section 1.9(a)(ii) within the time period set forth therein, then the Buyer and the Equityholder Representative shall use their respective commercially reasonable efforts to resolve all disputed items and amounts set forth in the Notice of Dispute pursuant to good faith negotiations.  In the event that the Buyer and the Equityholder Representative are unable to reach agreement, within thirty (30) calendar days following the Buyer’s receipt of a Notice of Dispute, on all of the disputed items or amounts set forth in a Notice of Dispute, then the Buyer and the Equityholder Representative shall execute a memorandum (the “Merger Consideration Adjustment Memorandum”) setting forth (1) the resolved items or amounts, if any, and (2) the items or amounts included in the Notice of Dispute that remain in dispute following such good faith negotiations, with the position of each party with respect thereto (provided if they cannot agree on the terms of a single memorandum, each shall prepare and execute a separate memorandum which together shall be deemed the Merger Consideration Adjustment Memorandum) and then upon request of either the Buyer or the Equityholder Representative, the parties will resolve the dispute by way of the Dispute Resolution Procedure.

(iv)       For all purposes of and under this Agreement, the term “Final Adjusted Net Merger Consideration” means the finally determined Merger Consideration, based upon (1) all amounts agreed upon by the Buyer and the Equityholder Representative, and (2) all other amounts, if any, determined by the Accounting Firm pursuant to the Dispute Resolution Procedure.  Upon the determination of the Final Adjusted Net Merger Consideration, the Buyer Closing Statement shall be deemed to be adjusted to include the finally determined amounts.

(b)        Post-Closing Payment Based on Final Adjusted Net Merger Consideration.

(i)         If the Final Adjusted Net Merger Consideration is less than the Estimated Adjusted Net Merger Consideration (such difference, the “Shortfall Amount”), then as soon as reasonably practicable following the determination of the Final Adjusted Net Merger Consideration pursuant to Section 1.9(a) (and in any event within five (5) Business Days thereafter), the Buyer and the Equityholder Representative shall jointly instruct the Escrow Agent to promptly release from the Escrow Account (A) and deliver to the Buyer an amount in cash equal to the Shortfall Amount, which amount paid to the Buyer shall be accounted for as having been paid by each Equityholder from the Escrow Funds based on each Equityholder’s applicable Pro Rata Portion; provided, that if the Escrow Amount is less than the Shortfall Amount, then such shortage shall be paid by the Equityholders in accordance with the respective Pro Rata Portion up to the amount of Merger Consideration actually received by such Equityholder; and (B) any portion of the Escrow Funds remaining after the release specified in clause (A) above delivered to the Paying Agent for further distribution to the Equityholders, based on their applicable Pro Rata Portions (provided that the portion payable to the Optionholders shall be paid by the

Paying Agent to the Surviving Corporation, and the Surviving Corporation shall promptly remit such sums to the applicable recipients less required withholding which the Surviving Corporation shall promptly remit to the appropriate Taxing Authorities).

(ii)        If the Final Adjusted Net Merger Consideration is greater than the Estimated Adjusted Net Merger Consideration (such amount, the “Excess Amount”), then as soon as reasonably practicable following the determination of the Final Adjusted Net Merger Consideration pursuant to Section 1.9(a) (and in any event within five (5) Business Days thereafter), the Buyer shall pay the Excess Amount, and shall instruct in writing the Escrow Agent to release the Escrow Funds, in each case, to the Paying Agent and cause the Paying Agent to promptly pay to each Equityholder an amount of cash equal to their applicable Pro Rata Portions of the Excess Amount and the Escrow Amount (provided that the portion payable to the Optionholders shall be paid by the Paying Agent to the Surviving Corporation, and the Surviving Corporation shall promptly remit such sums to the applicable recipients less required withholding which the Surviving Corporation shall promptly remit to the appropriate Taxing Authorities).

1.10     Escrows; Equityholder Expense Fund.

(a)        Escrow Funds.  Pursuant to, and subject to the terms and conditions of, the Escrow Agreement, the funds in the Escrow Account (the “Escrow Funds”) shall be used solely for any amounts owed to the Buyer for any Shortfall Amount under Section 1.9.  Escrow Funds in an amount equal to the Escrow Amount shall be withheld from each Equityholder’s portion of the Estimated Adjusted Net Merger Consideration based on each Equityholder’s applicable Pro Rata Portion of the Escrow Amount.

(b)        Equityholder Expense Fund.  The Equityholder Expense Fund shall be used to reimburse the Equityholder Representative for its out-of-pocket fees and expenses and to pay other obligations to or of the Equityholder Representative in connection with Section 11 or shall (to the extent not previously distributed to the Equityholder Representative as provided for or subject to a claim by the Equityholder Representative) be distributed to the Equityholders at such time, and in such manner, as the Equityholder Representative directs.  The Equityholder Expense Fund shall be withheld from each Equityholder’s portion of the Estimated Adjusted Net Merger Consideration based on each Equityholder’s applicable Pro Rata Portion.  Upon the delivery of the Equityholder Expense Fund to the Equityholder Representative by the Buyer, the Equityholders, without action by them, shall be treated as having received from the Buyer such cash in accordance with their respective Pro Rata Portion of the Equityholder Expense Fund and then as having deposited such cash into the Equityholder Expense Fund.

1.11     Withholdings.  Notwithstanding any other provision in this Agreement, the Company, the Equityholder Representative, the Paying Agent and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Equityholders.  Other than with respect to Optionholder Consideration or Transaction Payments, the Company, Equityholder Representative, Paying Agent, or Escrow Agent will use commercially reasonable efforts to provide notice of any expected deduction or withholding to the

Person receiving the payment five (5) Business Days prior to the time the deduction or withholding is required, and will reasonably cooperate with such Person to reduce or eliminate any such deduction or withholding.  To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made.

1.12     Appraisal Rights.  Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time held by Stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL or any successor provision (the “Dissenters Rights Statute” and such shares of Company Capital Stock, the “Dissenting Shares”), subject to the terms of any stockholder or similar agreements to which the Stockholders are bound, shall not be converted into the right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6, but shall be entitled to receive payment of the appraised value of such shares from the Surviving Corporation or the Buyer in accordance with the provisions of the Dissenters’ Rights Statute, except that each Dissenting Share held by a Stockholder who shall thereafter withdraw its demand for appraisal or shall fail to perfect its right to such payment as provided in the Dissenters’ Rights Statute shall be deemed to be converted, as of the Effective Time, into the right to receive from the Surviving Corporation or the Buyer the consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger.  Any party hereto shall provide the other parties with prompt written Notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the Dissenters’ Rights Statute and received in connection with the Merger, and the Equityholder Representative shall have the opportunity to direct and settle all negotiations and proceedings with respect to such demands.  The Equityholder Representative shall conduct, and the Buyer shall be entitled to participate in (at the Buyer’s sole cost), all such negotiations and proceedings, and shall use commercially reasonable efforts endeavor to resolve all such demands as promptly as practicable.  The Equityholder Representative will not, except with the prior written consent of the Buyer, make any payment with respect to, settle or offer to settle, any such demands.

2.         REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.  Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to the Buyer and the Merger Sub as of the date hereof:

2.1       Organization and Existence.  The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is qualified or registered to do business in each jurisdiction listed on Schedule 2.1.  Except as set forth on Schedule 2.1, during the past three (3) years, the Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company’s business or in connection with the use or operation of the Assets.  Schedule 2.1 lists all current directors and officers of the Company, showing each such person’s name and position(s).  The Company has no Subsidiaries.  Except as set forth on Schedule 2.1, the Company does not own, and has not ever owned, any equity interests or rights to acquire equity interests or ownership rights in any other Person, joint venture or partnership.  The minute books and records of the proceedings of the Company, copies of which have been provided to the Buyer in the Electronic Data Room, contain records of all material actions taken at any meeting of the Company’s stockholders, directors or any committee thereof and all written consents in lieu of such meetings, and are true, correct and complete in all material respects.  There have been no changes, alterations or additions to such minute books and records of the proceedings of the Company on or prior to the Closing Date that have not been provided to the Buyer.

2.2       Authority and Enforceability.

(a)        The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations under this Agreement and the other Transaction Documents and, subject to the Required Statutory Approvals, to consummate the transactions contemplated by this Agreement and the other Transaction Documents (the “Contemplated Transactions”).  Subject to obtaining stockholder approval, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action is necessary on the part of the Company to authorize this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions.  This Agreement and the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Buyer, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by the Enforceability Exceptions.

(b)        The board of directors of the Company, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its equityholders, and declared the Merger to be advisable, (ii) approved this Agreement and (iii) recommended that the Stockholders adopt this Agreement and directed that it be submitted for consideration thereby.  The Company Board Approval constitutes the approval of this Agreement and the transactions contemplated hereby (including the Merger) under the provisions of Section 251 of the DGCL.  The Required Stockholder Approval is the only vote of the holders of capital stock of the Company necessary to approve the Merger.

2.3       Capitalization.

(a)        The authorized capital stock of the Company consists of One Hundred Twenty-Two Thousand Nine Hundred and Six (122,906) shares, of which (i) Eighty-Seven Thousand Nine Hundred Eighty Six (87,986) shares are designated common stock, of which (x) Seventy-Six Thousand (76,000) shares have been designated Class A Common Stock, of which Eleven Thousand Thirty-Five (11,035) shares are issued and outstanding and (y) Eleven Thousand Nine Hundred Eighty Six (11,986) shares have been designated Class B Common Stock, all of which are issued and outstanding, and (ii) Thirty-Four Thousand Nine Hundred Twenty (34,920) shares are designated Series A Preferred Stock, all of which are issued and outstanding.  All of the outstanding Series A Preferred Stock is convertible to Class A Common Stock on a 1-for-1 basis.  Schedule 2.3(a) sets forth the following, which such information is true, correct and complete: (i) the names and addresses of the record owners of all issued and outstanding Company Capital Stock, and to the extent any such Person is a trust, the name of the trustee(s) and beneficiaries thereof, (ii) the amount and type of Company Capital Stock held thereby, and (iii) the percentage ownership of each holder of Company Capital Stock on a Fully-Diluted Basis.  There are no accrued (whether or not declared) and unpaid dividends with respect to any Company Capital Stock.  The Company Capital Stock set forth on Schedule 2.3(a) represent all of the issued and outstanding capital stock of the Company.  Except for the Investor Agreements and as set forth on Schedule 2.3(a), there are no outstanding restrictions on transfers or voting of the outstanding Company Capital Stock.  All shares of Company Capital Stock (whether or not outstanding) (i) have been duly and validly issued, (ii) are fully paid and nonassessable and (iii) were not issued or transferred in violation of any preemptive rights or rights of first refusal or first offer.  All of the shares of Company Capital Stock and other securities of the Company have been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all Laws.  There are no declared and unpaid dividends with respect to any shares of Company Capital Stock (whether or not outstanding).  All liquidation preferences granted to holders of Series A Preferred Stock have been paid in full.

(b)        The Company has reserved Nine Thousand Nine Hundred Fifty (9,950) shares of Class A Common Stock for issuance to officers, directors, employees, and consultants of the Company pursuant to the Company Option Plan.  Schedule 2.3(b) sets forth a list of each holder of Company Options, the name of such holder, the number of shares of Class A Common Stock issuable upon exercise of such Company Options held by such holder, the vesting schedule and exercise price of such Company Options, the date on which such Company Options were granted, and the expiration date.  Each Company Option (i) was issued in compliance with all Laws and the Company Option Plan; (ii) has an exercise price per share of Class A Common Stock at least equal to the fair market value of the underlying shares of Class A Common Stock as of the date of grant, and (iii) except as set forth on Schedule 2.3(b) has an exercise price that is the same as when the Company Option was granted.  Except for the Investor Agreements and Company Options set forth on Schedule 2.3(b), there are no outstanding options, warrants, calls, rights, commitments, convertible or exchangeable securities or other agreements or obligations of any kind to which the Company is a party obligating the Company to grant, issue, deliver, sell, repurchase or redeem any shares of Company Capital Stock or other securities of the Company or obligating the Company to grant or otherwise enter into any such option, warrant, call, right commitment or agreement.  True, correct and complete copies of the Company Option Plan and each Company Option grant agreement have been provided to the Buyer.  Except for the Investor Agreements and Company Options set forth on Schedule 2.3(b), there are no Contracts relating to the authorized or outstanding Equity Securities of the Company (including any preemptive rights, rights of first refusal or rights of first offer).  Except for the Investor Agreements, (i) the Company is not a party to, and to the Company’s Knowledge there are no, voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the shares of Company Capital Stock or otherwise related to the Company Capital Stock, (ii) there are no preemptive rights or rights of first refusal or first offer, (iii) there are no Contracts to which the

Company or, to the Company’s Knowledge any equityholder of the Company, is bound, relating to any Equity Securities of the Company, and (iv) the Company is not a party to any Contracts, warrants or options, or any other grant of conversion rights or rights to purchase, subscribe for or receive an issuance of any Equity Securities of the Company.

(c)        The copies of the Company’s Charter and Governing Documents which have been provided to the Buyer, are true, complete and correct copies of the Charter and Governing Documents of the Company.

2.4       Noncontravention.  Except as set forth on Schedule 2.4 (which includes a description of the matter being disclosed), neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party, nor the consummation of the Contemplated Transactions, will, with or without the giving of notice or the lapse of time or both, (i) violate or conflict with the Organizational Documents of the Company in any material respect, (ii) assuming receipt of the Required Statutory Approvals, violate or conflict with any Law or Order applicable to the Company, the Assets or the Company Capital Stock in any material respect, (iii) with or without giving notice or the lapse of time or both, materially breach or conflict with, constitute or create a material default under, or give rise to any right of termination, cancellation or material acceleration under, any of the provisions of any Government Contract, Material Contract or Lease, (iv) result in the imposition of a Lien on any of the Company Capital Stock or a material Lien (other than a Permitted Lien) on any of the material Assets, or (v) except for the Required Statutory Approvals, require any consent of, filing with, or Permit, or the giving of any notice to, any Governmental Authority or other Person, except as may be required under FAR subpart 42.12 or in the case of the immediately preceding clause (v), to the extent that the failure to obtain any such consent or Permit, make any such filing, or give any such notice, would not reasonably be expected to be, individually or in the aggregate, material to the Company taken as a whole.

2.5       Financial Statements.

(a)        The Company has made available to the Buyer copies of (a) (i) the audited balance sheets of the Company, as of December 31, 2018 and December 31, 2017, and (ii) the related audited statements of income, changes in stockholders’ equity and cash flows for the years then ended (the “Annual Financial Statements”), and (b) (i) the unaudited balance sheet of the Company, as of October 31, 2019(the “Interim Balance Sheet” and such date, “Interim Balance Sheet Date”) and (ii) the related unaudited statements of income, changes in stockholders’ equity and cash flows for the ten (10) month period ending on the Interim Balance Sheet Date (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which alone and in the aggregate are not material) and the absence of complete footnotes), and, on that basis, present fairly, in all material respects, the financial condition, results of operations and cash flows and changes in stockholders’ equity of the Company, as of the indicated dates and for the indicated periods (subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which alone or in the aggregate are not material) and the absence of complete footnotes).  The Financial Statements were derived from the books and records of the Company (which records are true, correct and complete in all material respects and present fairly and accurately the basis for the Financial Statements in all material respects).

(b)        The Company maintains sufficient internal accounting controls to provide reasonable assurance that (i) the Company maintains no off-the-book accounts, (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company; and (iv) adequate procedures are implemented to record and effect the collection of accounts receivable and other receivables on a timely basis.

2.6       Absence of Undisclosed Liabilities.  The Company does not have, and to the Knowledge of the Company no set of circumstances exists that is reasonably likely to give rise to, in each case any material Liabilities except Liabilities (a) as and to the extent disclosed or reserved against in the Financial Statements or specifically disclosed in the notes thereto, (b) that were incurred after the Interim Balance Sheet Date in the Ordinary Course of Business (other than Liabilities for breach of Contract, violation of Law, or product Liabilities) and which would not, individually or in the aggregate, reasonably be expected to have, cause or result in a Material Adverse Effect, or (c) obligations to be performed after the date hereof under any Contracts (other than Liabilities for breach of Contract, violation of Law or product Liabilities).

2.7       Absence of Changes.  Except as set forth on Schedule 2.7, since December 31, 2018, the Company has conducted its business only in the Ordinary Course of Business, except as required by this Agreement and the Contemplated Transactions, and there has not been any event, occurrence, development or circumstances, including any change in the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations of the Company which, individually or in the aggregate, has had, or would reasonably be expected to have, cause or result in, a Material Adverse Effect on the Company or the business of the Company as presently conducted.

2.8       Claims.  Except as described on Schedule 2.8 there are no, and for the past three (3) years there have been, no material Claims or Orders of any nature, issued, pending or, threatened in writing, or to the actual knowledge of the Company Knowledge Persons orally, against the Company, the Company’s business, the Company Capital Stock or any material Assets, or, to the Company’s Knowledge, any officer or director of the Company relating to the Company’s business, the Company Capital Stock or any material Assets.  There is no material Order or unsatisfied judgment outstanding against Company, the Company Capital Stock, the Company’s business or the Assets, or, to the Company’s Knowledge, the Company Capital Stock.

2.9       Compliance with Laws.  Except as set forth on Schedule 2.9, the Company is, and for the past four (4) years has been, in compliance in all material respects with all Laws applicable to it or its business or properties.  During the past four (4) years, the Company has not received written notification or to the Company’s Knowledge oral, communication from any Governmental Authority or other Person asserting that the Company is not in compliance with any Law in any material respect.  This Section 2.9 does not relate to (i) employee benefits, which matters are the subject of Section 2.14, (ii) labor and employment matters, which are the subject of Section 2.15, (iii) environmental matters, which matters are the subject of Section 2.16, or (iv) matters related to Taxes, which matters are the subject of Section 2.18.

2.10     Permits.  The Company owns or possesses all right, title and interest in all material Permits required to own its Assets and conduct its business as now being conducted and as presently proposed to be conducted.  All material Permits of the Company are listed on Schedule 2.10 and are valid and in full force and effect.  The Company is in compliance in all material respects with the terms and conditions of all material Permits.  No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or threatened in writing (including as a result of the Contemplated Transactions) other than expiration or termination in accordance with the terms thereof, which terms do not, by their terms, expire as a result of the Contemplated Transactions.  The Company has not received any written, or to the Company’s Knowledge oral, notice from any Governmental Authority or other Person of any actual or alleged material current violation or material current non-compliance regarding any such material Permit.

2.11     Material Contracts.

(a)        Schedule 2.11(a) (listed by subcategory below) sets forth a complete and correct list of all of the following types of Contracts, excluding any Government Contract or Government Bid (both of which are addressed in Section 2.12) to which the Company is a party or by which any of its properties or Assets are bound (such Contracts set forth, or required to be set forth, on Schedule 2.11(a), the “Material Contracts”):

(i)         any Contract or group of related Contracts which involve expenditures or receipts by the Company that require payments or yield receipts of more than one hundred thousand dollars ($100,000) in the prior (12) month period;

(ii)        any Contract with any of the Company’s officers, directors, employees, consultants or Affiliates (A) with respect to employment, the provision of services, or non-competition (other than form offer letters and form Contracts entered into by employees, officers, directors and consultants in the Ordinary Course of Business, provided such form offer letters and form Contracts have been provided to the Buyer), (B) which would entitle any such individual to indemnification from the Company, profit sharing or an earn out, or (C) which provides for the payment to any such Person by the Company of severance, retention, or other transaction or change in control bonus in connection with the Contemplated Transactions;

(iii)      any Contract reasonably expected to result in future payments to or by the Company in excess of $500,000 (other than a Benefit Plan);

(iv)       any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, letter of credit, bond, mortgage, indenture, credit card agreement or other document relating to the borrowing of money or extension of credit by or to the Company;

(v)        any Contract (or series of related Contracts) relating to the acquisition, disposition or lease all or substantially all of the business or assets of any Person, business or real property or other assets (whether by merger, sale of stock, sale of assets or otherwise);

(vi)       any Contracts establishing or relating to any partnership or joint venture, or any profit-sharing or similar agreement;

(vii)      any broker, distributor, or manufacturer’s representative Contract;

(viii)    any Contract pursuant to which any Person grants a license, sublicense, agreement or other permission to the Company to use any material Intellectual Property (but excluding licenses or shrink wrap Contracts for commercially available, unmodified, off-the-shelf Software with an aggregate annual cost of less than $50,000);

(ix)       any Contract that requires the Company to deal exclusively or on a “sole source” basis with another Person for the purchase of any material, raw material, component or product that is used in the manufacture of any product for or the provision of any service to the Company;

(x)        any Contract with any supplier or customer required to be listed on Schedule 2.21;

(xi)       any settlement agreement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations;

(xii)      any Contract pursuant to which the Company has continuing obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company;

(xiii)    any Contract related to the lease of (A) real property or (B) Personal Property, in the case of (B), involving annual recurring payments by the Company in excess of $50,000;

(xiv)     any Contract obligating the Company to make capital expenditures;

(xv)      any teaming agreements; and

(xvi)     any Contract containing any covenant (i) limiting in any respect the right of the Company to engage in any line of business or compete with any Person in any line of business, (ii) imposing non-solicitation or non-hire obligations on the Company, (iii) granting to the other party any exclusivity or similar provisions or rights, (iv) including any covenant by the Company restricting or prohibiting contracting as a means of avoiding organizational conflicts of interest that might otherwise exist or any other restriction on future contracting, (v) providing “most favored customers” or other preferential pricing terms for Company products or services, or (vi) otherwise limiting or restricting the right of the Company to provide services or to sell, distribute or manufacture any Company products or Intellectual Property of the Company or to purchase or otherwise obtain any Software, components, parts or subassemblies in any material respect.

(b)        A true, correct and complete copy of each Material Contract has been made available to the Buyer, or if such Material Contract is oral, a complete description of the material terms of such oral Material Contract.  All of the Material Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms against the Company and, to the Company’s Knowledge, all other parties thereto, except to the extent that the enforceability thereof may be affected by the Enforceability Exceptions.  There exists no breach, default or violation in any material respect on the part of the Company or, to the Company’s Knowledge, on the part of any other party to any Material Contract nor has Company received written, or to the Company’s Knowledge oral, notice from any other party to any Material Contract alleging any such breach, default or violation in any material respect.  The Company has not received written, or to the Company’s Knowledge oral, notice of an intention by any party to any Material Contract to terminate such Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company.  The consummation of the Contemplated Transactions will not affect the validity and enforceability of the Material Contracts on the same terms applicable to such Material Contracts as of the date hereof.  The Company has not waived any material rights under any Material Contract.  To the Company’s Knowledge, during the past three (3) years no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any Material Contract (other than Company) to declare a material breach, default or violation under any such Material Contract or to accelerate, or which does accelerate, the maturity of any material indebtedness of the Company under any such Material Contract.

2.12     Government Contract and Regulatory Matters.

(a)        Lists of Government Contracts and Government Bids.

(i)    Schedule 2.12(a)(i) sets forth as of the date hereof a current, complete and accurate list of each Government Contract the period of performance of which has not yet expired or been terminated and for which final payment has not yet been received (each a “Current Government Contract”), with revenue in 2018 or projected revenue for 2019 in excess of $200,000 (each such Current Government Contract listed, or required to be listed, on Schedule 2.12(a)(i), a “Material Current Government Contract”).  Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company and, to the Company’s Knowledge, all other parties thereto, except as enforceability may be limited by the Enforceability Exceptions.  The Company has not received written notice that any Current Government Contract is the subject of an ongoing bid or award protest proceedings and, to the Company’s Knowledge, no such Current Government Contract is reasonably likely to become the subject of bid or award protest proceedings.  The Company has provided to the Buyer complete and correct copies of each Material Current Government Contract.

(ii)   Schedule 2.12(a)(ii) sets forth a current, complete and accurate list of each Material Current Government Contract the period of performance of which has expired or been terminated, and for which final payment has not yet been received.  The Company has provided to the Buyer complete and correct copies of all such Material Current Government Contracts.

(iii)  Schedule 2.12(a)(iii) sets forth a current, complete and accurate list of each Government Bid.

(iv)  Schedule 2.12(a)(iv) sets forth a current, accurate and complete list of each Government Vendor Subcontract the period of performance of which has not yet expired or been terminated and for which final payment has not yet been made (each a “Current Government Vendor Subcontract”), with expenses in 2018 or projected expenses for 2019 in excess of $100,000 (each such Government Vendor Subcontract listed, or required to be listed, on Schedule 2.12(a)(iv), a “Material Current Government Vendor Subcontract”).  The Company has provided to the Buyer complete and correct copies of all Current Government Vendor Subcontracts.

(v)   Except as set forth on Schedule 2.12(a)(v), there exists no Government Contract or Government Bid (A) in connection with which the Company represented to the applicable Governmental Authority that the Company qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé program sponsored by a Governmental Authority, or any other preferential status under a program of a Governmental Authority (collectively, a “Preferred Bidder Status”); or (B) in the case of a Government Contract, that the Company would not have been eligible to submit a bid or receive but for its Preferred Bidder Status.  If any Government Contract or Government Bid is included on Schedule 2.12(a)(v), such schedule also includes the applicable Preferred Bidder Status for each such Government Contract and Government Bid so listed.

(b)        Representations and Warranties Regarding Government Contracts and Government Bids.

(i)    Except as set forth on Schedule 2.12(a)(v), no Current Government Contract was, at the time of award or currently dependent upon the Company having any Preferred Bidder Status, and no Government Bid required the Company to possess Preferred Bidder Status or represent that it had Preferred Bidder Status either to be eligible for award or to receive credit under the evaluation criteria of the solicitation to which the Government Bid relates.  The Company has not during the past four (4) years submitted a Government Bid or been awarded a Government Contract for which the Company was ineligible to be awarded due to the absence of a Preferred Bidder Status at the time such Government Bid was submitted in connection with a procurement reserved or set-aside for companies having a Preferred Bidder Status.

(ii)   No Current Government Contract is required by its terms or Law to be terminated by a Governmental Authority as a result of the consummation of Contemplated Transactions.

(iii)  With respect to each Government Contract and Government Bid:

(A)     The Company has complied in all material respects during the past six (6) years with the material terms and conditions of, and clauses incorporated in, each Government Contract and Government Bid.  To the Company’s Knowledge, no event has occurred during the past six (6) years which, with the passage of time or the giving of notice or both, would result in a condition of material default or material breach in any material respect by the Company of a Government Contract.

(B)      The Company has complied in all material respects during the past six (6) with all Laws pertaining to each Government Contract or Government Bid, including the following Laws to the extent applicable: the Truth in Negotiations Act of 1962, the Service Contract Act of 1965, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the Federal Acquisition Regulation (“FAR”) and any agency supplement thereto, the Cost Accounting Standards, the International Traffic in Arms Regulation (“ITAR”), the Export Administration Regulations (“EAR”), regulations maintained by the Office of Foreign Assets Control (“OFAC”) and associated Executive Orders, or other Export Control Laws, and any other Law.  To the Company’s Knowledge, no event has occurred during the past six (6) years which, with the passage of time or the giving of notice or both, would result in a violation in any material respect of any Law pertaining to a Government Contract or Government Bid.

(C)      During the past six (6) years, the Company has not submitted a Government Bid or been awarded a Government Contract based upon material misrepresentations or material inaccuracies in representations and certifications executed by the Company in connection therewith or contained in the Company’s Online Representations and Certifications Application database.  The representations and certifications referenced in the proceeding sentence have continued to be current, accurate, and complete in all respects to the extent required by the terms of a Government Contract or Law.

(D)     During the past six (6) years, all invoices and Claims for payment, reimbursement or adjustment, including requests for progress payments provisional payments, submitted by or on behalf of the Company in connection with a Government Contract were current, accurate and complete in all material respects as of their applicable submission dates.

(E)      To the extent required by a Government Contract or Law, the Company during the past four (4) years has maintained systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and management systems, that are in compliance in all material respects with all Laws and all material requirements of any Government Contracts.

(F)      Within the past three (3) years, no Government Contract has been terminated for convenience or default by a Governmental Authority counterparty, and, to the Company’s Knowledge, no such termination is reasonably likely to occur.  The Company is not a party to any termination for convenience claim against a Governmental Authority.

(G)     During the past three (3) years, the Company has not received any written material cure notice or show cause notice regarding performance of a Government Contract or any written notice of, Claim for, or assertion of, a condition of material default, breach of contract, or violation of Law in connection with a Government Contract or Government Bid.  The Company is not a party to any Claim, dispute, or other proceeding with respect to such default, breach or violation.

(H)     During the past four (4) years, there has not been any withholding or setoff of any material payments by a Governmental Authority or prime contractor or higher-tier subcontractor, any material payments due under any Government Contract on any basis, including the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Authority, prime contractor or higher-tier subcontractor or any of their audit representatives.

(I)       During the past three (3) years, the Company has not performed any activities under any Government Contract, and to the Knowledge of the Company, no facts or circumstances exist that would create or result in the Company having an Organizational Conflict of Interest as defined in FAR subpart 9.5 and/or any other Laws.  Schedule 2.12(b)(iii)(I) lists all Organizational Conflict of Interest Mitigation Plans that are currently in effect.

(J)       To Company’s Knowledge, during the past six (6)  years, none of the Company’s subcontractors, teaming partners, consultants, or Representatives has violated in any material respect any Law in connection with any Government Contract or any Government Bid for which the Company may have any material Liability.

(K)     No Current Government Contract has, to date, or is currently projected to have upon its completion, fully burdened costs incurred in excess of the Current Government Contract fixed price, or, in the case of flexibly-priced or cost-reimbursement Contracts, fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract.

(L)      The Company is not subject to any forward pricing rate agreements as described in FAR Subpart 15.407-3 or FAR subpart 42.17 for its current fiscal year or any future years.

(M)     The Company has not received any materially adverse or negative past performance evaluations or ratings within the past three (3) years.

(N)     All costs, fees, profit and other charges and expenses of any nature that have been charged during the past six (6) years and prior to the Closing to the Government Contracts were in all material respects properly chargeable to such Government Contracts, were in all material respects charged in amounts consistent with the requirements of such Government Contracts and Law, and there are no pending or threatened (in writing or to the Company’s Knowledge orally) refunds, reimbursements, withholdings or setoffs, or adjustments including any cost disallowances, which will result in a material Loss to the Company taken as a whole (in each case in excess of any applicable reserves on the Financial Statements) with respect to any of the Government Contracts for any such costs, fees, profits, other charges and expenses.  During the past six (6) years the Company has complied with the notice and pricing requirements of the price reduction clause in each such multiple award schedule Government Contract to the extent applicable and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. government for a refund based upon the Company’s failure to comply with the price reductions clause in any material respect during the past six (6) years.  The Company and each of its employees, during the past six (6) years has complied in all material respects with all timekeeping/time recordation requirements of the applicable Government Contracts.

(c)        Investigations, Audits and Internal Controls.  Except as otherwise set forth on Schedule 2.12(c), with respect to any Government Contract or Government Bid:

(i)    There is no current pending Claim or, to Company’s Knowledge, reasonable basis to give rise to any Claim against the Company for fraud or under the United States civil or criminal False Claims Acts or the United States Procurement Integrity Act.

(ii)   During the past four (4) years, the Company has received no document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or any of its Representatives in connection with or related to any Government Contract or Government Bid that has been or is reasonably expected to be materially adverse to the Company.

(iii)  Neither the Company nor any predecessors or Affiliates of the Company during the past four (4) years have received in writing notice of any administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Authority (other than routine audits by DCAA in the Ordinary Course of Business) with respect to any Government Contract or Government Bid, including any audit relating to a suspected, alleged or possible violation of United States civil or criminal False Claims Acts or the United States Procurement Integrity Act, provision of defective or non-compliant products or services, mischarging of prices or costs, misstatements of fact, or other acts, omissions or irregularities relating to any Government Contract or Government Bid that has been or is reasonably expected to be materially adverse to the Company.

(iv)  During the past four (4) years, neither the Company nor any other Person has conducted any internal audit or investigation (whether or not any outside legal counsel, auditor, accountant or investigator was engaged) with respect to any suspected, alleged or possible violation of Law related to any Government Contract or Government Bid.

(v)   During the past four (4) years, the Company has not made any disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR clause 52.203-13.  The Company during the past four (4) years has not conducted and is not conducting any internal or external investigation of any matter to determine whether it might be required to make any such disclosure.

(vi)  Neither the Company nor any predecessor of the Company during the past four (4) years has made a written voluntary disclosure to any Governmental Authority with respect to any suspected, alleged or possible material breach, violation, mischarging, misstatement or other improper act or omission arising under or relating to any Government Contract or Government Bid.  The Company has not during the past four (4) years and is not conducting any internal or external investigation of any matter to determine whether it might be required to make any such disclosure.

(vii) The practices and procedures used by the Company in

estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with a Government Contract or Government Bid are in compliance in all material respects with applicable Laws, including FAR Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent any such requirements are applicable, and during the past four (4) years the Company has not been notified in writing of any audit by a Governmental Authority (including DCAA) that has questioned such costs or identified any other failure to comply with contractual requirements or Law.

(d)        Audit Reports.  Schedule 2.12(d) lists each final written audit report or, if no final report is available, draft audit report, received by the Company during the past three (3) years issued by any Governmental Authority (including DCAA) with respect to any Government Contract, Government Bid or any direct or indirect cost or other accounting practice of the Company.  The Company has provided to the Buyer correct and complete copies of each such report.

(e)        Debarment, Suspension and Exclusion and Responsibility.

(i)    Neither the Company or any “Principal” (as defined in FAR 52.209-5) of the Company, nor, to the Company’s Knowledge, any current Affiliates of the Company during the past three (3) years has been or is the subject of a debarment, notice of proposed debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor is the Company or any “Principal” (as defined in FAR 52.209-5) of the Company, nor, to the Company’s Knowledge any current Affiliates of the Company listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”).  Neither the Company or any “Principal” (as defined in FAR 52.209-5) of the Company, nor, to the Company’s Knowledge, any current Affiliate of the Company has received, in writing, a request for information, show cause or similar material notice or request in writing from any Governmental Authority concerning any issues relating to the Company’s present responsibility (as set forth in FAR Subpart 9.4) within the last three (3) years.

(ii)   The Company has not been formally determined by a Governmental Authority to be non-responsible for award of a Government Contract within the past three (3) years.

(iii)  Neither the Company nor any of its current or former Principals (as defined at FAR 52.209-5) has, within the past three (3) years, been convicted of or had a civil judgment rendered against them for: (A) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing of a Government Contract; (B) violation of federal or state antitrust statutes relating to submission of offers; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax laws, or receiving stolen property; or been notified of any delinquent federal taxes in an amount that exceeds Three Thousand Dollars ($3,000) for which the liability remains unsatisfied.  Neither the Company nor any of its Principals is presently indicted for, or otherwise criminally or civilly charged by a governmental entity with the commission of any of the foregoing offenses.

(iv)  The Company, during the past three (3) years, has entered in the Federal Awardee Performance and Integrity Information System any and all information required under FAR 52.209-7.

(f)         Claims, Disputes, Requests for Equitable Adjustment and Financing.  With respect to Government Contracts and Government Bids:

(i)    The Company does not have any outstanding requests for equitable adjustment or material Claims asserted by or against a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to a Government Contract or Government Bid.

(ii)   There are no material outstanding disputes between the Company, on the one hand, and any Governmental Authority or any prime contractor or higher-tier subcontractor for which the Company serves as a subcontractor, on the other hand, under the Contract Disputes Act or any other Law governing disputes arising under such Government Contracts.

(iii)  There are no material outstanding disputes between the Company, on the one hand, and any lower-tier subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.

(iv)  There are no financing arrangements or assignments of proceeds with respect to any Government Contract.

(g)        Backlog.  Schedule 2.12(g) sets forth for each Government Contract having backlog as of thirty (30) days prior to the Execution Date, an accurate (in all material respects) statement of the dollar amounts of such backlogs thereunder as of such date (calculated by the Company consistent with past practice) and the name of the customer.  For purposes of this clause, “backlog” means the contract value by year (including option years) and an indication of what amount of such contract value is funded.  All of the Contracts set forth on Schedule 2.12(g) constituting the backlog of the Company (A) were entered into in the Ordinary Course of Business and (B) such Contracts are capable of performance in accordance in all material respects with the terms and conditions of each such Contract by the Company without a total Contract loss (without consideration of general and administrative expenses).

(h)        Government Furnished Items.  Schedule 2.12(h) sets forth an accurate (in all material respects) list of all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company by or on behalf of a Governmental Authority (the “Government Furnished Items”).  The Company is, and in the past six (6) years has been, in compliance in all material respects with all of its obligations relating to the Government Furnished

Items and, upon the return thereof to any Governmental Authority in the condition thereof on the date hereof, to the Company’s Knowledge, the Company would have no Liability with respect thereto.

(i)         Security Clearances.  The applicable employees of the Company possess all United States Government security clearances (“Personnel Security Clearances”) required to perform the applicable Government Contracts of the Company and the Company possesses all facility security clearances (“Facility Security Clearances”) required to perform the applicable Government Contracts and (A) to the Company’s Knowledge, the subcontractor(s) and independent contractor(s) of the Company possess all necessary Personnel Security Clearances and Facility Security Clearances required to perform the applicable Government Contracts of the Company; (B) except to the extent disclosure thereof is prohibited by applicable Law, Schedule 2.12(i) sets forth a true and complete list of all Facility Security Clearances held by the Company and all Personnel Security Clearances (by category only) held by the employees of the Company to the extent held or required in connection with the conduct of the business of the Company.  The clearances set forth on Schedule 2.12(i) are all of the Facility Security Clearances and Personnel Security Clearances reasonably necessary to conduct the current business of the Company; (C) all requisite Personnel Security Clearances held by the employees of the Company (to the extent held or required in connection with the conduct of the business of the Company) and Facility Security Clearances are valid and in full force and effect; and (D) the Company is, and in the past six (6) years has been, in compliance in all material respects with all requirements of the National Industrial Security Program Operating Manual or other Laws governing the handling of classified information.

(j)         Export Control.  During the past five (5) years, the Company has been in compliance in all material respects with all applicable Laws relating to the import, export, re-export or transfer of products, technology, software, services or other information to/from the United States including ITAR, 22 C.F.R. Parts 120-130, the EAR, 15 C.F.R. Parts 730-774, and regulations administered by OFAC, 30 C.F.R. Parts 500-599 (“Export Control Laws”).  Schedule 2.12(j) contains a list of all of the current or active registrations and licenses held by the Company under the Export Control Laws.  To the Company’s Knowledge, no event has occurred which would result in a violation of the Export Control Laws and the Company has not been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by any Governmental Authority or made a voluntary disclosure with respect to violations of Laws relating to the import, export or re‑export of products, technology, software, services or other information from the United States.

(k)        Government Relations.  During the past six (6) years, neither the Company nor, to Company’s Knowledge, any Affiliate of the Company (or distributors, representatives or other persons, each acting on the express, implied or apparent authority of the Company), has paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the Company’s business, including any unlawful offer, payment or promise to pay money or other thing of value (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, in retaining business for or with or directing business to, any person, or (ii) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes in violation of applicable Law.  The Company’s business is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements.  The Company has not during the past six (6) years otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, the Anti-Kickback Act of 1986 (“Anti-Kickback Act”) Laws restricting the payment of contingent fee arrangements, or any applicable Laws of similar scope and effect.  There is no charge, proceeding or investigation by any Governmental Authority with respect to a violation of the FCPA or Anti-Kickback Act that is now pending or that has been asserted or threatened in writing, or to the Company’s Knowledge orally, with respect to the Company.  The Company has not, in the past four (4) years, made any voluntary disclosure to a Governmental Authority with respect to a possible violation of the FCPA or Anti-Kickback Act.

(l)         Cybersecurity.  During the past four (4) years, neither the Company nor, to the Company’s Knowledge, any Affiliate or lower-tier subcontractor of the Company has made a report of a cybersecurity incident under Defense Federal Acquisition Regulation Supplement (“DFARS”) 252.204-7012(c) or other applicable cybersecurity requirement relating to the Government Contracts.  The Company is in compliance in all material respects with the requirements set forth in DFARS 52.204-7012, to the extent applicable, or other applicable cybersecurity requirements relating to the Government Contracts.

(m)       Economic Sanctions Laws and Customs Laws.

(i)    The Company and its Affiliates have complied in all material respects for the past five (5) years, and are in compliance in all material respects, with the trade and economic sanctions Laws regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (“Sanctions Laws”).  In the past five (5) years, the Company and its Affiliates (A) have not directly or indirectly, exported, re-exported, sold or otherwise transferred or provided any supplies, software, technology or services in violation of Sanction Laws; and (B) have not engaged in transactions, or otherwise dealt, with any Person with whom U.S. persons are prohibited from dealing under Sanctions Laws, including, for example, any Person designated by the Office of Foreign Assets Control on the list of Specially Designated Nationals and Blocked Persons, in violation in any material respect of Sanctions Laws.

(ii)   There is no charge, proceeding or investigation by any Governmental Authority with respect to a violation of any applicable Sanctions Laws that is now pending or has been asserted or threatened in writing, or to the Company’s Knowledge orally, with respect to the Company.

(iii)  The Company is, and in the past five (5) years has been, in compliance in all material respects with all applicable U.S. and non‑U.S. customs Laws and regulations (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of supplies or services by the Company.  There is no charge, proceeding or investigation by any Governmental Authority with respect to a violation of any applicable Customs Laws that is now pending or threatened in writing, or to the Company’s Knowledge orally, with respect to the Company.

(iv)  The Company has not, in the past five (5) years, made any voluntary disclosure with respect to a possible violation of Sanctions Laws or Customs Laws to any Governmental Authority.

(n)        Intellectual Property Under Government Contracts.

(i)         During the past three (3) years, the Company is not using and has not used, any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract, to the extent such use is prohibited by the Government Contract or Law.  The Company has not transferred title to any Intellectual Property under any Government Contract except where it was required to do so under such Government Contract or Law.

(ii)        During the past three (3) years, the Company has taken all steps required under any Government Contracts or Law to protect its rights in and to any Intellectual Property owned by or licensed to the Company and has included the required restrictive legends on all copies of any Intellectual Property delivered in connection with a Government Contract.

2.13     Real Property.

(a)        Schedule 2.13(a) contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by the Company for the operation of the Company’s business (the “Leased Premises”), and of all leases, subleases, guaranties, and all amendments, terminations and modifications thereof (collectively, such leases, subleases, guaranties, and all amendments, terminations, and modifications thereof, listed or required to be listed on Schedule 2.13(a), the “Leases”).  The Company has made available to the Buyer a true and complete copy of each of the Leases.  There are no oral Leases.  The Leases are valid, binding and enforceable against the Company and, to the Company’s Knowledge, the other parties thereto in accordance with their terms and are in full force and effect, except (i) to the extent that the enforceability thereof may be affected by the Enforceability Exceptions and (ii) to the extent such Lease terminates or expires after the date of this Agreement in accordance with its terms.  No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company in any material respect under any of the Leases, or to the Company’s Knowledge, any other party thereto.  The Company has not waived any material rights under any Lease.  The Leased Premises constitutes all of the real property required to conduct the business of the Company as currently conducted.  To the Company’s Knowledge, the Leased Premises are (i) in reasonable operating condition and repair, subject to ordinary wear and tear (consistent with the age of such items) and (ii) are structurally sound with no material defects.  After giving effect to “grandfathering” and waivers, the Leased Premises are in conformity in all material respects with all Laws relating thereto currently in effect.

(b)        To the Company’s Knowledge, the Leased Improvements are (i) structurally sound with no material defects; and (ii) in reasonable operating condition and repair, subject to ordinary wear and tear.  After giving effect to “grandfathering” and waivers, the Leased Improvements are in conformity in all material respects with all Laws relating thereto currently in effect.  To the Company’s Knowledge, all of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

(c)        The Company has never owned any real property.

2.14     Employee Benefit Plans; ERISA.

(a)        Set forth on Schedule 2.14(a) is a true and complete list of each Benefit Plan.  “Benefit Plan” means any deferred compensation, executive compensation, retention, change in control, or other cash incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation, sick pay, or other paid time off, hospitalization, dental, vision or other medical, life, disability or other insurance, supplemental unemployment benefits, fringe benefit, cafeteria plan, flexible benefit plan, adoption or education assistance, profit sharing, pension, or retirement, or other similar plan, practice, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company, or with respect to which the Company has or may have any Liability.  The Company does not currently have, nor has the Company had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any Law or applicable custom or rule of any jurisdiction outside of the United States.

(b)        With respect to each Benefit Plan, (i) there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Financial Statements, (ii) all contributions required to be made under the terms of any Benefit Plan (including amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made in accordance with the terms of the applicable Benefit Plan and Law and (iii) all contributions and premiums due through the Closing Date have been made or have been fully accrued on the Financial Statements to the extent required to be accrued under GAAP.  The Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code.  The Company has made no formal plan or commitment that would increase materially the expense of maintaining any such Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.  The sponsor of each Benefit Plan has reserved in itself the authority and discretion to amend or terminate each Benefit Plan.

(c)        Each Benefit Plan is and has been administered, maintained, operated and enforced at all times in compliance in all material respects with all Laws, including ERISA and the Code.  No act or omission has occurred and, to the Company’s Knowledge, no condition exists with respect to any Benefit Plan that would reasonably be likely to subject the Company to any material fine, penalty, Tax, or Liability of any kind imposed under ERISA, the Code or any other applicable Law.  No Asset of the Company is subject to an encumbrance lien under ERISA or the Code.  Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) and has been so qualified during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by Law.  To the Company’s Knowledge, no fact or circumstances exists which would reasonably be likely to adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(d)        With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to the Buyer in the Electronic Data Room accurate and complete copies, if applicable, of: (i) all Benefit Plan documents and agreements and related trust agreements and all written agreements underlying a funding medium including, but not limited to, group annuity contracts, investment management agreements, and insurance contracts or policies; (ii) all material employee communications during the past year (including all summary plan descriptions, modifications thereto, certificates of coverage, summary of benefits and coverage, and summary annual reports); (iii) the three (3) most recent Form 5500s, if applicable, and annual report, including all schedules thereto and any “top hat” filing with the DOL; (iv) the three (3) most recent annual and periodic accounting of plan assets; (v) the most recent compliance testing report; (vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; (viii) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (ix) all agreements relating to the administration of any Benefit Plan including, but not limited to, any recordkeeping, administrative services or other third party service provider agreement; and (x) all non-routine communications with any Governmental Authority during the past three (3) years.

(e)        With respect to each Benefit Plan: (i) neither the Company, nor to the Company’s Knowledge, any fiduciary has breached its fiduciary duties; (ii) no Claim is pending, nor to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) to the Company’s Knowledge, there are no facts or circumstances that would reasonably be likely to give rise to any such Claim, breach or violation.  The Company has not received any correspondence or written, or to the Company’s Knowledge, oral notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan.  There is no pending or, to the Company’s Knowledge, threatened proceeding, lawsuit or claim (other than routine claims for benefits) relating to the Benefit Plans or other controversy relating to a Benefit Plan, and to the Company’s Knowledge, there are no facts or set of circumstances that would reasonably give rise to such actions against the Company, a Subsidiary, a Benefit Plan or a fiduciary.  There are no matters pending before the IRS, DOL or other Governmental Authority (or to the Company’s Knowledge, threatened) with respect to any Benefit Plan.  During the last three (3) years, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(f)         The Company has never contributed to, had an obligation to contribute or had any liability with respect to:  a “defined benefit plan” (as defined in Section 414(j) of the Code) or any plan that is subject to Title IV of ERISA or Section 412 of the Code, a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” (as described in Section 413(c) of the Code), a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(g)        There is no arrangement under any Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Section 280G of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any officer, director, employee or consultant of the Company because of the imposition of any excise Tax on a payment to such individual under Section 280G of the Code.

(h)        With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan; (iii) the Company has complied in all material respects with the provisions of the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and Section 601 et seq. of ERISA and Section 4980B of the Code and the regulations thereunder; and (iv) with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, benefits are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company, the premiums for which are paid directly by the Company from its general Assets or partly from its general Assets and partly from contributions by its employees.

(i)         Except as set forth on Schedule 2.14(i), the consummation of the Contemplated Transactions will not: (i) entitle any officer, director, employee or consultant of the Company to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(j)         Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with Section 409A of the Code since the Company’s inception.  The Company does not have any obligation to pay a Tax gross-up payment to, or otherwise reimburse, any employee or other service provider with respect to any Tax under Section 409A of the Code.

(k)        For purposes of Law, including the Code, all natural person independent contractors who are, or within the last four (4) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.

2.15     Labor Matters.

(a)        The Company is not a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of the Company and, to the Company’s Knowledge, there exist no activities or proceedings of any labor union or other party to organize or represent such employees.  There has not occurred or been threatened in writing, or to the Company’s Knowledge orally, any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.

(b)        In the last three (3) years, the Company has been in compliance with all Laws in all material respects relating to employment and employment practices, terms and conditions of, wages and hours and non-discrimination in employment, including any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and the Company has not engaged in any unfair labor practice.  There is no material Claim with respect to payment of wages, salary or overtime pay, or any other applicable Laws relating to employment and employment practices, terms and conditions of employment, that is pending, or has been asserted or threatened in writing, or to the Company’s Knowledge orally, before any Governmental Authority with respect to any Persons currently or formerly employed by the Company; there is no proceeding with respect to a violation of any occupational safety or health standard that is pending, or has been asserted or threatened in writing, or to the Company’s Knowledge orally, with respect to the Company; and there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is pending, or has been asserted or threatened in writing, or to the Company’s Knowledge orally, before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company has employed or currently employs any Person.

(c)        In the last three (3) years, the Company has not taken any adverse employment action against any employee who had previously submitted to his or her supervisor, or anyone else in a position of authority with the Company, any written or oral complaint, concern or allegations regarding any alleged unlawful or unethical conduct by the Company or its employees, and there has been no “mass layoff” or “plant closing” within the meaning of the Worker Adjustment Retraining and Notification Act, or any similar state or local “mass layoff” or “plant closing” Law with respect to the Company.

2.16     Environmental Matters.

(a)        The Company is and has been in compliance in all material respects with all Environmental Laws.

(b)        The Company has not received any written, or to the Company’s Knowledge oral, notice of any alleged violation of, or liability under, any Environmental Law, and there are no Claims pending or threatened in writing, or to the Knowledge of the Company, orally against the Company, its business or the Assets alleging a violation of, or liability under, any Environmental Law, including those that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting or connected with the Leased Premises or any other real property or facility formerly owned, leased or used by the Company.

(c)        To the Company’s Knowledge, there are no Hazardous Materials that have been released or are being stored or are otherwise present on, under any real property constituting or connected with the Leased Premises, and Hazardous Materials have not been released, stored or are otherwise present on, under or about any real property formerly owned, leased or operated by the Company.  Each of the Leased Premises, during the period it was leased by the Company, has been maintained in, and the Company is and has at all prior times otherwise been in, compliance in all material respects with all applicable Environmental Laws with respect to such Leased Premises.  The Company has not disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to the Company under or relating to Environmental Laws.  The Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws.  The Company is not and has never been a Response Action Contractor.

2.17     Insurance.

(a)        Schedule 2.17(a) lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by the Company relating to the Company, the Assets and the business, properties and directors, officers and employees of the Company, copies of which have been provided to the Buyer.  Each such insurance policy (i) is legal, valid, binding, enforceable against the Company, and, to the Company’s Knowledge, the other parties thereto, and in full force and effect as of the Closing, (ii) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions, (iii)  the Company has not received any written, or to the Company’s Knowledge oral, notice of a default or event which with the giving of notice, lapse of time or both, would constitute a default.  The Company has never been denied insurance coverage for any reason.  The Company does not have any self-insurance or co-insurance programs.  In the three (3) year period ending on the date hereof, the Company has not received any written, or to the Company’s Knowledge oral, notice from, or on behalf of, any insurance carrier relating to or involving any materially adverse change in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of the Assets, purchase of any material additional equipment or material modification of any of the Company’s methods of doing business.  The Company has not made any claim against an insurance policy as to which the insurer is denying coverage, or with respect to which an event has occurred, or condition or circumstance exists, that to the Company’s Knowledge, would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any coverage for any insurance claim.

(b)        Schedule 2.17(b) identifies each insurance claim made by the Company in the past three (3) years.

2.18     Taxes.  Except as set forth in Schedule 2.18 (and identifying in such schedule the corresponding subsection set forth below to which such disclosure pertains):

(a)        All Tax Returns required to have been filed by the Company have been properly prepared and timely filed.  All such Tax Returns are true, correct and complete.  The Company has fully and timely paid or withheld (or caused to be paid or withheld) all Taxes required to be paid or withheld by the Company, whether or not shown on any Tax Return for all taxable periods through and including the Closing Date.  No written Claim has ever been made by an authority in a jurisdiction where the Company does not file a particular type of Tax Returns that the Company is or may be subject to such type of taxation or required to file such type of Tax Returns by that jurisdiction.  The Company is not the beneficiary of any extension of time within which to file any Tax Return.

(b)        The Company has made available to the Buyer true, correct and complete copies of all income Tax Returns filed by the Company in the past five (5) years, and any examination reports and statements of deficiencies issued by any Taxing Authority with respect to any of the Company’s past five (5) years.

(c)        The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it for 2018 and 2019.

(d)        The Company is not now and has not at any time been a member of any affiliated group required to join in the filing of consolidated federal income Tax Returns, nor has the Company joined in the filing of other Tax Returns on a consolidated, combined or unitary group basis.  The Company has no liability for the Taxes of any Person under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).

(e)        The Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar Contract (other than agreements or Contracts entered into in the Ordinary Course of Business, a primary purpose of which does not relate to Tax), and does not have any liability for Taxes of any other Person as a transferee or successor, by Contract (other than agreements or Contracts entered into in the Ordinary Course of Business, a primary purpose of which does not relate to Tax) or otherwise.

(f)         There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any Claim for, or the period for the collection or assessment of, Taxes due from or payable by the Company for any taxable period and no written or, to the Company’s Knowledge, other request for any such waiver or extension is currently pending.

(g)        No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of the Company which would have binding effect on the Company for any taxable year ending after the Closing Date.  The Company has not received any private letter ruling, technical advice memorandum or similar rulings from any Governmental Authority that will be binding upon the Company following the Closing Date.

(h)        No audit or other proceeding by any Governmental Authority is pending or threatened in writing or, to the Company’s Knowledge orally, with respect to any Taxes due from the Company.  The Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from the Company.  All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, or otherwise settled with the relevant Taxing Authority.

(i)         The Company has not made a change in method of accounting and has not agreed to and is not required to make a change in method of accounting in its Tax Returns that would require the Company to make any adjustment to its computation of income pursuant to Section 481(a) of the Code (or any predecessor provision), there is no application pending with any Taxing Authority requesting permission for any such change in any accounting method of the Company and no Governmental Authority has proposed in writing any such adjustment or change in accounting method.

(j)         The Company has withheld from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Taxing Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of Law and has complied in all respects with all Tax information reporting provisions of Law.  The Company has timely and properly withheld all required sales, use and value added Taxes and has timely remitted all such Taxes to the proper Governmental Authority in accordance with applicable Law. The Company is not, nor has it received any written notice that it is, in violation (or with notice will be in violation) of any Law relating to the payment or withholding of Taxes.

(k)        The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)         There are no Liens for Taxes upon the Assets except for Liens for current Taxes not yet due.

(m)       The unpaid Taxes of the Company have been properly accrued on the Interim Financial Statements in accordance with GAAP.  Since December 31, 2018 the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.

(n)        The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(o)        Neither the Company nor any Affiliate of the Company has (i) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6011 of the Code, the Regulations or other published guidance from the IRS or (ii) engaged in any transaction that could give rise to (1) a filing obligation with respect to any Person under Section 6111 of the Code or the Regulations thereunder, (2) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the Regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6707A(c) of the Code and the Regulations thereunder.

(p)        The Company has properly collected and remitted all applicable sales, value added, and similar Taxes with respect to sales made to its customers and complied with all applicable registration and reporting requirements with respect thereto.  With respect to any sales that were exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added, or similar Taxes, the Company has, to the extent required by applicable Laws, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sales as exempt.  The Company has, to the extent required by applicable Laws, properly self-assessed and remitted all applicable use and similar Taxes with respect to acquisitions made by the Company, and complied with all applicable registration and reporting requirements with respect thereto.

(q)        All related party transactions involving the Company (including any branch thereof) complies in all material respects with the principles set forth in Section 482 of the Code and the Regulations promulgated thereunder (and any corresponding provisions of state, local or non-U.S. Tax Law) and any other applicable Laws on transfer pricing.

(r)         The Company has not ever been treated as owning for U.S. Tax purposes an interest in an entity treated as a controlled foreign corporation under Section 957 of the Code or a passive foreign investment company within the meaning of Section 1297 of the Code.

(s)        The Company has been treated since the date of its inception as a corporation for U.S. federal and applicable state income Tax purposes.  The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, or (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law).

2.19     Intellectual Property.

(a)        Schedule 2.19(a) sets forth a list of all United States and foreign (i) Patent Rights, (ii) Trademark registrations and applications, (iii) internet domain name registrations and applications, (iv) registrations and applications for Rights under Copyright, and (v) registrations or applications for Other Intellectual Property Rights (where applicable), that are owned by or filed in the name of the Company (the “Company Registered Intellectual Property”), specifying as to each such item of Intellectual Property, as applicable, the nature of the item, including the title, the owner of the item, the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and the issuance, registration or application numbers and dates.  Schedule 2.19(a) also sets forth any common law Trademarks owned by the

Company, and any material unregistered copyrights owned by the Company.

(b)        Schedule 2.19(b) sets forth a list of (i) all material licenses, sublicenses and other agreements or permissions (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf Software with an annual license fee of $15,000 or less which are not required to be listed, although such licenses are “Inbound IP Licenses” as that term is used herein) under which the Company is a licensee, sublicensee or otherwise is authorized to use or practice any Intellectual Property owned by any Person other than the Company (“Inbound IP Licenses”), and (ii) all material licenses, agreements or permissions pursuant to which the Company has authorized any Person to use or practice any Company-Owned Intellectual Property (other than licenses granted to Company customers in the Ordinary Course of Business, non-disclosure agreements, and demonstration or evaluation licenses, although such licenses are “Outbound IP Licenses” as that term is used herein) (“Outbound IP Licenses”, with the Inbound IP Licenses, the “IP Licenses”).  True, correct and complete copies of each IP License have been made available to the Buyer in the Electronic Data Room.

(c)        Ownership.  The Company owns, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Company-Owned Intellectual Property.  There are no facts or circumstances that would render any Company Intellectual Property owned or used by the Company invalid or unenforceable.  No Person other than the Company has any ownership in any Company-Owned Intellectual Property.

(d)        Sufficiency.  The Company owns or has a license to use, and at any time during the eighteen (18) month period prior to the Closing held a license to use, all Intellectual Property that is or was then during such period practiced by the Company in the conduct of the Company’s business, which licenses are and were, to the Company’s Knowledge, valid and enforceable.  The Company Intellectual Property includes all Intellectual Property necessary and sufficient for the conduct of the business of the Company as currently conducted in substantially the same manner as conducted by the Company during the eighteen (18) month period prior to Closing.

(e)        Licenses.  All Company Intellectual Property that is not owned by the Company is the subject of a valid and enforceable Inbound IP License to the Company, and such licenses permit the Company to use, modify, and exploit all such Intellectual Property in the manner that the Company currently uses, modifies, or exploits such Intellectual Property (or formerly used, modified, or exploited such Intellectual Property) in the conduct of the Company’s business.  The Inbound IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company in substantially the same manner as presently conducted.  The Company has substantially performed all obligations imposed on it in the Inbound IP Licenses and the Outbound IP Licenses, has made all payments required to date, and is not, nor to the Company’s Knowledge is another party thereto, in breach or default thereunder in any material respect, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder in any material respect.  Other than the terms of the applicable Inbound IP License, there are no restrictions in any material respect on the Company’s use of In-Licensed Intellectual Property used by the Company in the conduct of its business.  The Company has all rights necessary to grant the licenses granted by it in the Outbound IP Licenses.

(f)         Registrations.  All registrations for (i) material Intellectual Property included within Company Registered Intellectual Property and (ii) to the Company’s Knowledge, material Intellectual Property exclusively licensed to the Company under an Inbound IP License are valid and in force, and all applications to register any such Intellectual Property are pending and in good standing in all material respects, all without challenge, interference or opposition of any kind.  All pertinent inventors have been identified with respect to each Patent Right included within the Company Registered Intellectual Property.  The Company has not misrepresented, or failed to disclose, and does not know of any misrepresentation or failure to disclose, any material fact or circumstances in any application or registration for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to the application or registration or that would otherwise, as a matter of law, cause any Company Registered Intellectual Property to be rendered unenforceable.

(g)        Claims.  No Claim is pending or threatened in writing, or to the Company’s Knowledge orally, against the Company, and there is no reasonable basis for any such Claim that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property owned by the Company or licensed pursuant to any Outbound IP License or Inbound IP License, or that the Company has breached any Outbound IP License or Inbound IP License.  No item of Company-Owned Intellectual Property is subject to any material outstanding Order, stipulation, charge, limitation, or agreement restricting in any material manner the use, the licensing or the sublicensing thereof (other than those restrictions expressly stated in the terms and conditions of an applicable Inbound IP License or Outbound IP License).  The Company has not received any written notice of any Claim that it has infringed upon or otherwise violated the Intellectual Property rights of third parties, and to the Company’s Knowledge, there is no basis for any such Claim.  To the Company’s Knowledge, no third party is infringing upon or otherwise violating any Intellectual Property owned by or exclusively licensed to the Company.

(h)        No Infringement.  The conduct of the Company’s business (including research and development, manufacturing, and sales) in the manner conducted by the Company does not, and has not in the past six (6) years, infringed or violated in any material respect any Intellectual Property rights of any Person.  None of the Company Intellectual Property, Intellectual Property Assets, products or services owned, developed, provided, sold or licensed by the Company infringe upon or otherwise violate any Intellectual Property rights of any Person in any material respect.  To the Company’s Knowledge, none of the Intellectual Property, Intellectual Property Assets, products or services used by or licensed to the Company by any Person infringe upon or otherwise violate any Intellectual Property rights of any Person in any material respect.

(i)         Administration and Enforcement.  Except as set forth in Schedule 2.19(i), the Company has taken commercially reasonable actions (i) to prosecute any applications relating to its Company-Owned Intellectual Property, (ii) to maintain in force all material registrations relating to its Company-Owned Intellectual Property, and (iii) to protect its rights, title and interest in and to the Intellectual Property owned by or exclusively licensed to the Company.

(j)         Software.  Schedule 2.19(j) sets out for each item of Software owned by the Company (as opposed to licensed by the Company) (“Company-Owned Software”): the name of the Company-Owned Software product, all version numbers developed by the Company for each Software product, the source of funding for each module, the rights of ownership and use for each module, and a description of the Software.  Except as set forth on Schedule 2.19(i), (i) the Company-Owned Software is not subject to any limitations that would prevent its use, modification, transfer, license or assignment; (ii)  the Company has the most current copy or release of such Software and has and owns the source code for all Software used by the Company other than Software subject to an Inbound IP License; (iii) the Company has catalogued, architected, included programmers’ comments in, and otherwise documented the Software owned by the Company as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance the Software using the existing source code and documentation, and has all information sufficient to use and maintain such Software in the conduct of the business or operations of the Company as of the date of this Agreement; (iv) no third party holds rights under agreements or arrangements with respect to the marketing, distribution, licensing or promotion of Software owned by the Company; and (v) (A) to the extent that the Software was developed by or for the Company, the Software is free from any defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and the Software conforms in all respects with its documentation with respect to performance, features, and functionality, and (B) to the extent that the Software was not developed by or for the Company, the Software is free from any defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and the Software conforms in all respects with its documentation with respect to performance, features, and functionality.  Schedule 2.19(j) lists all agreements under which the Company has placed or is required to place source code for any Company-Owned Software into escrow.  Except as set forth on Schedule 2.19(j), the Company has not transferred ownership rights to any Software to any Person.

(k)        Trade Secrets.  The Company has protected Trade Secrets and source code for any Company-Owned Software from unauthorized use or disclosure, and has maintained the Trade Secrets and such source code in confidence so as to preserve their status as Trade Secrets or proprietary source code.  To the Company’s Knowledge, there has not been an unauthorized use or disclosure of such Trade Secrets or any source code owned by the Company.  The Company has the sole and exclusive right to bring Claims for misappropriation or unauthorized use of such Trade Secrets.  The Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will it be, in violation of any agreement relating to Trade Secrets.  Access to such Trade Secrets or any source code owned by the Company has been provided only to the Company’s employees having a need to access and use such in the course of performing work for the Company or to third parties performing work on behalf of the Company, in each case subject to written non-disclosure agreements with respect thereto, that preserve the Trade Secret nature of such assets.

(l)         Employees, Consultants and Other Persons.  Each present or past employee, officer, consultant or any other Person who developed on behalf of the Company any part of any Company Intellectual Property either: (i) is a party to a valid and enforceable written agreement that conveys or obligates such Person to convey to the Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company; (ii) as to Rights under Copyright created in the course of such Person’s employment with or engagement on behalf of the Company is a party to a valid and enforceable written “work made for hire” or assignment agreement pursuant to which the Company is deemed to be the original owner/author of all proprietary rights in such material; or (iii) otherwise has by operation of law vested in Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, the Company.  The Company has provided to the Buyer in the Electronic Data Room true and complete copies of all written Contracts referenced in subsections (i) and (ii) above.  Attached to Schedule 2.19(l) are copies of the Company’s standard forms of written Contracts referenced in subsections (i) and (ii) above.  Schedule 2.19(l) identifies (1) each Company employee or independent contractor that has executed such a Contract and the form of Contract executed by such Person, (2) each Company employee or independent contractor that has not executed such a Contract, and (3) each Contract referenced in subsections (i) and (ii) above that deviate from the corresponding standard form of written Contracts attached to Schedule 2.19(l).

(m)       Employee Breaches.  The Company has not received any written or, to the Company’s Knowledge, oral notice that any current or former Company employee is in violation or breach of any confidentiality agreement and/or agreement not to compete.  To the Company’s Knowledge, no employee of the Company has transferred, disclosed or misused Intellectual Property or confidential or proprietary information in connection with his relationship with, the Company or to any third party in violation of (i) any Law, (ii) any term of any employment agreement, (iii) any Patent Rights agreement or invention disclosure agreement, or (iv) any other Contract relating to the relationship of such employee with the Company or any prior employer.

(n)        Related Parties; Government Funding, etc.  The Company does not use or license any Intellectual Property owned by any director, officer, employee or consultant of the Company.  Except as set forth on Schedule 2.19(n) no Commercial Product was developed by the Company using (in whole or in part) government or university funding or facilities nor was it obtained from any Governmental Authority or university, and the Company has not granted to any Governmental Authority, either expressly, or by any act or omission of the Company, any unlimited, unrestricted or government purpose rights, or any similar rights in Company Intellectual Property.  Additionally, Schedule 2.19(n) lists any Software that is a Commercial Product required to be delivered or actually delivered to a Governmental Authority under any Contract during the past three (3) years, and in each case, the specific modules delivered and the rights granted to the Governmental Authority with respect to such Software deliverable.

(o)        Transfer.  The execution by the Company of this Agreement will not result in the loss or impairment of the rights of the Company to own or use any of the Intellectual Property currently used by the Company, or in a violation or termination of any Outbound IP License or Inbound IP License.

(p)        Open Source.  Schedule 2.19(p) sets forth all Open Source Materials used by or distributed with the Company’s products.  Schedule 2.19(p) describes the manner in which these Open Source Materials were or are used, including whether and how the Open Source Materials were or are modified or distributed by the Company.  The Company has not (a) used Open Source Materials, (b) incorporated Open Source Materials into any material Company-Owned Software or Software that is exclusively licensed by the Company, or (c) distributed Open Source Materials in conjunction with any Company-Owned Software or Software that is exclusively licensed by the Company, in any of the foregoing cases in an OSS Triggering Manner.  As used herein, “OSS Triggering Manner” means use of Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under any Company Intellectual Property, Company-Owned Software or exclusively licensed Software, including requiring that any such Company Intellectual Property, Company-Owned Software or exclusively licensed Software be (i) disclosed or distributed in source code form, (ii) licensed for any purpose, including for the purpose of making derivative works, or (iii) redistributable at no charge.  Schedule 2.19(p) identifies any Contract under which the Company has, or is obligated to provide to any Person source code for any Software owned by the Company, and such Schedule 2.19(p) lists the specific name of the item of Software (including version numbers), and the Person to whom such source code has been or is required to be provided.  The Company is in compliance with the license terms for all Open Source Materials used in the Company’s products, including any requirement that the products include specified language, notices or disclaimers.

(q)        Security.  The Company maintains policies and procedures regarding data security, privacy, and Personal Information that are commercially reasonable and, in any event, comply in all respects with all obligations to its customers or to other Data Subjects, and with all applicable Laws.  The use and dissemination of any and all Personal Information by the Company is in compliance with all applicable privacy policies, terms of use, customer agreements and all applicable Laws.  The Contemplated Transactions will not violate any privacy policy, terms of use, customer agreements or any applicable Law relating to the use, dissemination or transfer of any Personal Information.  There has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to or unauthorized use of, any Personal Information or Intellectual Property Asset stored by or on behalf of the Company.  To the best of the Company’s ability, the Company has safeguarded the IT Infrastructure (and Company-Owned Software, Personal Information, and other data resident on the IT Infrastructure) with information security controls, system and data backup practices, and disaster recovery and business-continuity practices that, in each case, are commercially reasonable and comply with all applicable Laws.  To the best of the Company’s ability, the Company has regularly conducted and regularly conduct Vulnerability Testing, risk assessments, and external audits of the IT Infrastructure (collectively, “Information Security Reviews”); (A) has timely corrected any exceptions or vulnerabilities identified in such Information Security Reviews; (B) has made available to Buyer true and accurate copies of all Information Security Reviews; and (C) has timely installed Software security patches and other fixes to identified technical information security vulnerabilities.  Such Information Security Reviews have shown no non-conformance with any applicable Laws or with the Company’s applicable information security controls.

2.20     Transactions With Certain Persons.  Except as set forth on Schedule 2.20, no officer or director of the Company, no Stockholder, nor, to the Company’s Knowledge any Affiliate or immediate family member of any of the foregoing, in each case is presently, or within the past three (3) years has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company); (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business) any such individual or any Person in which any such individual has an interest as an owner, officer, director, manager, trustee or partner or in which such Person has any direct or indirect interest.  Other than Contracts listed on Schedule 2.20, the Company does not have outstanding any Contract or other arrangement or commitment with (i) any Stockholder, (ii) any director, manager, officer, employee, trustee or beneficiary of the Company or any Stockholder, or (iii) to the Knowledge of the Company any Affiliate or immediate family member of any of the foregoing, and no such Person described in clauses (i), (ii) or (iii) owns any real or personal, or right, tangible or intangible property (including Intellectual Property and Intellectual Property Asset) which is used in the Company’s business.

2.21     Major Customers and Major Suppliers.  Schedule 2.21 lists, by and including dollar amount paid or received for prior twelve (12) months, the ten (10) largest suppliers of goods or services and the twenty (20) largest customers of the Company.  To the Company’s Knowledge (i) no Person listed on Schedule 2.21 within the last twelve (12) months has threatened in writing, or to the Knowledge of the Company orally, to cancel or otherwise terminate any Contract of such Person with the Company, (ii) no such Person has during the last twelve (12) months decreased materially or threatened in writing, or to the Company’s Knowledge orally, to stop, decrease or limit materially, or intends to materially and adversely modify its relationship with, or purchase or use of products or services of, the Company, and (iii) the Company has not within the past year been engaged in any material dispute with any Person listed on Schedule 2.21, and to the Knowledge of the Company, no facts or circumstances exist or are reasonably anticipated that would be reasonably likely to result in a dispute with any person listed on Schedule 2.21.  To the actual knowledge of the Company Knowledge Persons, there is no reasonable basis to believe that any person listed on Schedule 2.21 will not continue as a customer or supplier, as the case may be, of the Company after the consummation of the Contemplated Transactions on substantially the same terms as immediately prior to the consummation of the Contemplated Transactions subject to ordinary course price and other ordinary course changes from time to time.

2.22     Employees and Contractors.

(a)        Employees.  Schedule 2.22(a)(i) hereto sets forth a complete and accurate list of all employees of the Company as of the date hereof: (i) showing for each as of that date the employee’s name, job title or description, hourly rate or salary level, including any bonus, commission, deferred compensation or other remuneration arrangements paid or accrued as of the date hereof, indicating whether such employee is on disability or job-protected leave or other approved leave of absence, whether paid or unpaid, (indicating the reasons for the leave of absence and the expected return date), and (ii) also showing any bonus, commission or other remuneration other than salary paid during the Company’s fiscal year ended December 31, 2018 or paid or accrued during 2019, the date and amount of such employee’s most recent compensation increase, the date of employment of such employee, and the accrued vacation time and sick leave or other paid time off of such employee.  Schedule 2.22(a)(i) also sets forth the aggregate amount of all bonuses paid to employees by the Company in 2019 to date.  Except as set forth on Schedule 2.22(a)(ii), none of such employees is a party to a written employment Contract with the Company (other than form offer letters entered into by employees in the Ordinary Course of Business which have been provided to the Buyer and are listed on Schedule 2.14(a))and each is employed “at will.”  Except as set forth in Schedule 2.22(a)(iii), the Company has paid in full to all employees all wages, salaries, commissions, bonuses and other compensation due to such employees as of the date hereof, and there are no severance payments which are or could become payable by the

Company to any such employees under the terms of any agreement or commitment or any Law.  Except as set forth in Schedule 2.22(a)(iv), each such employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company.  To the Company’s Knowledge, there are no agreements between any employees and any other Person which would restrict, in any manner, such employee’s ability to perform services for the Company or the right of such employee to compete with any Person or sell to or purchase from any Person.  To the Company’s Knowledge, no officer or employee of the Company has any current intention to terminate his or her employment with the Company.  All current and former employees of the Company classified as exempt under the Fair Labor Standards Act of 1938, as amended, and state and local wage and hour Laws are, and during the last four (4) years have been, properly classified.

(b)        Contractors.  Schedule 2.22(b)(i) contains a list of all natural person independent contractors currently engaged by the Company, along with the scope of services, date of retention and rate of remuneration for each such Person.  Except as set forth on Schedule 2.22(b)(ii), none of such independent contractors is a party to a written Contract with the Company.  Each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company.  Except as noted on Schedule 2.22(b)(iii), each independent contractor is terminable on fewer than sixty (60) days’ notice, without any obligation of the Company to pay severance or a termination fee.  With respect to all natural persons classified by the Company as independent contractors during the last four (4) years, the Company has accurately reported each such natural person’s compensation paid by the Company on IRS Forms 1099, during such period when required to do so.

2.23     Title to and Sufficiency of Assets.  Except as set forth on Schedule 2.23, the Company has good and marketable title to all of the material tangible Personal Property and assets of the Company free and clear of all Liens other than Permitted Liens.  The Assets constitute all of the material Assets that are used in the operation of the Company’s business as it is now conducted or that are used or held by the Company for use in the operation of the Company’s business.  Immediately following the Closing, all of the material Assets will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such Assets, other than such Assets that may be retired, sold or otherwise disposed of in the Ordinary Course of Business.

2.24     Condition of Personal Property.  All items of Personal Property of the Company with an individual value greater than Two Thousand Five Hundred Dollars ($2,500) are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use.

2.25     Accounts Receivable.  All accounts receivable of the Company shown on the Interim Financial Statements and the accounts receivable arising after the Interim Balance Sheet Date, in each case whether billed or unbilled, (a) arose from sales actually made or services actually performed in the Ordinary Course of Business and are valid receivables net of reserves shown thereon and (b) are subject to no setoffs or counterclaims, other than cash discounts accrued in the Ordinary Course of Business.

2.26     Brokers.  Other than the fees of Raymond James & Associates and SunTrust Robinson Humphrey, Inc., the Company does not have any Liability or obligation to pay fees or commissions to any broker, finder or similar agent with respect to the Contemplated Transactions.

2.27     Disclaimer of Warranties.  Except as set forth in this Section 2 (as qualified or modified by the Company Disclosure Schedules) or expressly set forth in the other Transaction Documents, none of the Company, its Affiliates or any of their respective Related Parties have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the Equity Securities of the Company or the assets, properties, liabilities, condition, operations or prospects of the Company, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the business of the Company after the Closing, (iii) the probable success or profitability of the business of the Company after the Closing or (iv) the accuracy or completeness of any (A) projections, predictions, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) or (B) information, documents or materials regarding the business, the Equity Securities or the assets and properties of the Company, including any information furnished or made available to the Buyer, its Affiliates or their respective Representatives in any confidential information memorandum or presentation, the Electronic Data Room, any management presentation or in any other form in expectation of, or in connection with, the Contemplated Transactions (the immediately preceding clauses (A) and (B) together, the “Evaluation Material”), or the appropriateness or suitability of the Evaluation Material for the purposes of enabling the Buyer to evaluate the consummation of the Contemplated Transactions.  Any such other representations or warranties are hereby expressly disclaimed.  None of the Company, its Affiliates or any of their respective Related Parties will have or be subject to any liability or indemnification obligation to the Buyer or any other Person acting on behalf of the Buyer resulting from the distribution to the Buyer, its Affiliates or their respective Representatives of, or the Buyer’s use of or reliance on, any Evaluation Material in expectation of the Contemplated Transactions.

3.         REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB.  Except as set forth in the Buyer Disclosure Schedules, the Buyer and the Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof:

3.1       Organization.  Each of the Buyer and the Merger Sub are corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Buyer and the Merger Sub have all requisite power and authority, and are qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a material adverse effect on the business of the Buyer, taken as a whole.

3.2       Necessary Authority.  Each of the Buyer and the Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, to perform its respective obligations hereunder and thereunder, and, subject to the Required Statutory Approvals, to consummate the Contemplated Transactions.  This Agreement and the other Transaction Documents to which the

Buyer or the Merger Sub is, or is specified to be, a party have been duly authorized, executed and delivered by the Buyer or the Merger Sub (as applicable), and (assuming this Agreement constitutes a valid, legal and binding obligation of the Company) constitute the legal, valid and binding obligations of the Buyer or the Merger Sub (as applicable), enforceable against the Buyer or the Merger Sub (as applicable) in accordance with its terms and conditions, subject only to the Enforceability Exceptions.

3.3       No Conflicts.  Except as set forth on Schedule 3.3, the execution, delivery and performance by the Buyer and the Merger Sub of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the Contemplated Transactions, do not and will not (a) violate or conflict with the Buyer’s or the Merger Sub’s respective Charter or Governing Documents, (b) assuming receipt of the Required Statutory Approvals, require the Buyer or the Merger Sub to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (c) assuming receipt of the Required Statutory Approvals, violate any Law or (d) constitute or result in the breach of any provision of, or constitute a default under, any material agreement, indenture or other instrument to which the Buyer or the Merger Sub is a party or by which it or its assets are bound, assuming in the case of (b) and (c) the accuracy of the representations made by the Company in this Agreement and except in the case of (b), (c) or (d), where such violation, breach or default would not cause a material adverse effect on the ability of Buyer or the Merger Sub to consummate the Contemplated Transactions.

3.4       Brokers.  No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Buyer or the Merger Sub.

3.5       Litigation; Compliance with Law.  There is no Claim or Order of any nature, pending, rendered or, to the Buyer’s Knowledge, threatened, against the Buyer or the Merger Sub that reasonably would be expected to materially and adversely affect the Buyer’s ability to consummate the Contemplated Transactions.

3.6       Insolvency.  None of the Buyer or the Merger Sub is the subject of any pending, rendered or threatened in writing, or to the Buyer’s Knowledge, otherwise threatened, insolvency proceedings of any character.  Neither the Buyer nor the Merger Sub has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.  Assuming the representations and warranties of the Company contained in this Agreement and the projections delivered by the Company to the Buyer or its Representatives are true in all material respects, the Buyer is not insolvent nor will it become insolvent as a result of entering into this Agreement or the Transaction Documents to which the Buyer is a party and consummating the Contemplated Transactions.

3.7       Available Funds.  The Buyer has or will have (as applicable) available resources sufficient to pay, when due and in the form provided herein, (a) the Merger Consideration payable under Section 1.7 and all other payments required to be paid by Buyer under this Agreement, and (b) any related fees, costs and expenses incurred by the Buyer and its Affiliates in connection with the Contemplated Transactions, including the consummation thereof.

3.8       Brokers.  Neither the Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or similar agent with respect to the Contemplated Transactions.

3.9       Operation of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than (a) in connection with organization and formation, execution and delivery of this Agreement and the other Transaction Documents and performance of its obligations hereunder and thereunder or in furtherance of the Contemplated Transactions and (b) inter-company indebtedness that may be incurred among Merger Sub and the Buyer or any of its other Affiliates.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by the Buyer.

3.10     No Other Representations and Warranties; Independent Investigation; Acknowledgments and Confirmations.  Neither the Buyer, the Merger Sub, nor any other Person acting on behalf of the Buyer or the Merger Sub, makes any representations or warranties, express or implied, regarding the Buyer, the Merger Sub or any other Person, except as expressly set forth in this Agreement or the other Transaction Documents and the Buyer and the Merger Sub expressly disclaim any other express or implied representations or warranties.  The Buyer has conducted its own independent review and analysis of, and based thereon and subject to the representations and warranties given by the Company, has formed an independent judgment concerning, the Contemplated Transactions, the Equity Securities of the Company and the assets, properties, liabilities, condition, operations and prospects of the business of the Company.  In entering into this Agreement, the Buyer and the Merger Sub have relied upon only the specific representations and warranties of the Company expressly set forth in Section 2 (as qualified or modified by the Company Disclosure Schedule) and not on any other representations, warranties, or statements, whether by another Person, the Stockholders or the Company, or any other information provided by or on behalf of the Company or any of its Related Parties.  The Buyer and the Merger Sub acknowledge and confirm that, except for the representations and warranties expressly set forth in Section 2 (as qualified or modified by the Company Disclosure Schedule), none of the Stockholders, the Company nor any other Person acting on the Company’s or any of their respective Related Parties’ behalf has made, or shall be deemed to have made, and the Buyer and the Merger Sub have not relied on, is not relying on and hereby disclaims, any other representation or warranty, express or implied, at law or in equity, in respect of the Equity Securities or the assets and properties of the Company, including with respect to (a) merchantability or fitness for any particular purpose, (b) the operation of the business of the Company after the Closing, (c) the probable success or profitability of the business of the Company after the Closing or (d) the accuracy or completeness of any projections, predictions, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) that may be contained or referred to in the Evaluation Material or elsewhere, or the appropriateness or suitability of such information for the purposes of enabling the Buyer to evaluate the consummation of the Contemplated Transactions.  Except as expressly set forth in this Agreement and the other Transaction Documents, none of the Stockholders, their respective Affiliates or any of their respective Related Parties will have or be subject to any liability to the Buyer, its Affiliates, or their respective Related Parties resulting from the distribution to the Buyer, its Affiliates or their respective Representatives of, or the Buyer’s use of or reliance on, any Evaluation Material or other information whatsoever in expectation of the Contemplated Transactions.

4.         COVENANTS.

4.1       Confidentiality.  From and after the Closing Date, the Equityholder Representative shall (and shall use its commercially reasonable efforts to cause each of its respective Representatives to) treat as confidential and hold as confidential all of the Confidential Information, to transmit the Confidential Information only to those Representatives and advisors of such Person who need to know the Confidential Information, and to refrain from using any of the Confidential Information, except (i) in connection with the consummation of the Contemplated Transactions, (ii) in connection with the enforcement or defense of obligations set forth in this Agreement, (iii) in connection with such Person’s Tax matters, or (iv) in connection with any claims for indemnification.  Notwithstanding the foregoing, in the event that the Equityholder Representative is requested or required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or otherwise) to disclose any Confidential Information, the Equityholder Representative shall notify the Buyer promptly of such request or requirement so that the Buyer may seek an appropriate protective order (at the Buyer’s sole expense) or waive compliance with the provisions of this Section 4.1.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Equityholder Representative, on the advice of its outside legal counsel, is required by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or otherwise to disclose any Confidential Information, the Equityholder Representative may disclose such Confidential Information required to be so disclosed; provided that the Equityholder Representative shall use its commercially reasonable efforts to obtain (at its own expense) a protective order or other assurance that confidential treatment will be accorded such Confidential Information.  The above confidentiality undertaking of a party shall not apply to information that becomes public other than as a result of a breach of this Section 4.1.

4.2       Approval of Merger.

(a)        As promptly as practicable (and in no event more than three (3) Business Days) after the execution of this Agreement, the Company shall take all commercially reasonable actions necessary in accordance with this Agreement, the DGCL and the Company’s Governing Documents to obtain the Required Stockholder Approval by written consent in lieu of a meeting of the Company’s stockholders in accordance with Section 228 of the DGCL.  Such consent shall be for the purpose of adopting this Agreement and approving the Merger.  In connection with such written stockholder consent, the Company shall submit to the Stockholders all documents required by Law or the Contracts set forth on Schedule 4.2(a) hereto in connection with such solicitation of approval, which shall include (but not be limited to): (i) a solicitation of the approval from the Stockholders of this Agreement and the Merger, (ii) a recommendation of the board of directors of the Company in favor of the Merger, this Agreement and the Contemplated Transactions, (iii) a summary and copy of this Agreement and the Exhibits hereto, (iv) a statement that appraisal rights are available for the Company Capital Stock pursuant to the Dissenters Rights Statute and a copy of the Dissenters Rights Statute and (v) the Letter of Transmittal (the foregoing materials and any other materials submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, collectively the “Soliciting Materials”).  The Soliciting Materials shall be subject to review and comment by the Buyer, acting reasonably, prior to distribution, which comments the Company shall consider in good faith.

(b)        Immediately following receipt of written consents of its Stockholders constituting the Required Stockholder Approval, the Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of the DGCL and its Charter (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Stockholders and that appraisal rights are available for their Company Capital Stock pursuant to the Dissenters Rights Statute (which Stockholder Notice shall include a copy of the Dissenters Rights Statute), subject to the terms of any stockholder or similar agreements to which such Stockholders are bound.  The Stockholder Notice shall be subject to review and comment by Buyer prior to distribution, which comments the Company shall consider in good faith.  The Company shall promptly provide to the Buyer copies of each such Stockholder Notice and evidence that such Stockholder Notice was sent.

4.3       Tail Policies.  The Company will, prior to the Closing, purchase run-off coverage, effective as of the Effective Time, for a period of six (6) years following the Effective Time under the current policies of directors’ and officers’, employment practices and fiduciary liability insurance maintained by the Company with respect to claims arising from actions taken in their capacities as a director or officer of the Company (e.g. taken in such capacity in respect of the Contemplated Transactions) (the “Tail Policies”).

4.4       Interim Period Actions.  From the Execution Date through the Effective Time (the “Interim Period”), the Company covenants as follows:

(a)        The Company will not and will not cause or permit the Company to (other than any actions taken in connection with the Closing of the Contemplated Transactions or as consented to in writing by the Buyer):

(i)         take any action other than in the Ordinary Course of Business of the Company;

(ii)        distribute cash (except to the extent accounted for in the Final Adjusted Net Merger Consideration) or any other Assets, make dividends, incur any Debt or make cash payments in each case not in the Ordinary Course of Business;

(iii)       take any action that would reasonably be expected to result in a breach of any of the Company’s representations, warranties or covenants in this Agreement;

(iv)       take any action that would reasonably be expected to result in any of the conditions set forth in Section 5 not being satisfied or that would materially hinder or delay the consummation of the Contemplated Transactions;

(v)        (A) increase the compensation payable to or to become payable to any of its directors, officers or employees (other than consistent with the Company’s past practice); (B) grant any severance or termination pay or (C) or enter into or modify any employment, change-in-control, severance or collective bargaining agreement;

(vi)       (A)  redeem, repurchase or otherwise reacquire any of its Equity Securities, liquidate, dissolve or effect any reorganization or recapitalization; or (B) split, combine or reclassify any of its equity or issue or authorize or propose the issuance of any of its Equity Securities (other than in connection with the exercise of any Company Options outstanding as of the Execution Date);

(vii)      issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Company Capital Stock, any equity interests, any securities convertible into or exercisable or exchangeable for any equity interests, or any rights, warrants or options to acquire, any equity interests (other than in connection with the exercise of Company Options outstanding as of the Execution Date);

(viii)     (A) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person; (B) enter into any joint venture or partnership; or (C) make or commit to make any investments in any other Person;

(ix)       propose or adopt any amendments to its Charter or Governing Documents;

(x)        make any material change in any of its methods of accounting or in any accounting policy, except as may be required by Law, the FAR or GAAP;

(xi)       make any capital expenditures, capital additions or capital improvements in that are not in accordance with the Company’s capital expenditure budget and are in excess of $50,000 other than expenditures for emergency maintenance and repair;

(xii)      enter into any collective bargaining agreement;

(xiii)     make or change any material Tax election, change any Tax accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or fail to pay any Tax that becomes due and payable (including estimated Tax payments);

(xiv)     pay, discharge, satisfy or settle any claims, liabilities or obligations except the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business or in accordance with the terms thereof as in effect on the Execution Date; or

(xv)      waive, release, grant or transfer any rights of material value or modify or change in any material respect any Material Contract, in each case, other than in the Ordinary Course of Business.

(b)        The Company will use its reasonable best efforts to cause the Company to: (i) preserve intact its business organization, maintain its rights and ongoing operations, retain the services of and maintain and preserve its relationship with its officers, employees and consultants and maintain and preserve its relationship with its customers, suppliers, licensors, licensees, creditors, lessors and others having business relationships with it; (ii) maintain and keep the Assets in as good repair and condition as at present, ordinary wear and tear excepted (consistent with the age of such items), and maintain and protect all of the Assets; (iii) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (iv) operate its business in all material respects in compliance with all Laws; (v) pay all expenses and liabilities when due; and (vi) pay in a timely fashion, or accrue for, all Taxes or other public charges levied against it, or against the Company’s business or the Assets.

(c)        The Company will promptly notify the Buyer in writing of (i) the occurrence of any Material Adverse Effect with respect to the Company of which the Company obtains Knowledge during the Interim Period and (ii) the occurrence of any event, or the existence of any fact, of which the Company becomes aware that results in or is reasonably likely to result in the inaccuracy of any representation or warranty of such party in this Agreement as of any time prior to the Closing, or which causes any covenant or agreement to be unlikely or incapable of being performed, and in each case shall use its reasonable best efforts to cure any such matter, in each case which is reasonably likely to result in the failure to satisfy any condition to Closing set forth in Section 6.  For the avoidance of doubt, no such notification will be effective to cure or correct any breach of any representation, warranty or covenant or constitute the waiver of any rights of the Buyer or the Merger Sub.

(d)        The Company will provide to Buyer and its Representatives with reasonable access to the books and records of the Company, and the Company’s business, the Assets, and its employees and customers with respect to matters relating to the Company’s business, and will provide to Buyer and its Representatives with such information concerning the foregoing as the Buyer or its Representatives may reasonably request and Buyer and its Representatives shall maintain the confidentiality of any such confidential, non-public and/or proprietary information subject to Buyer’s confidentiality obligations in the Investor Agreements.

4.5       No Solicitation.  The Company agrees that from the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with Section 8, the Company shall not (and shall cause its Affiliates to not) solicit, initiate, or knowingly encourage proposals, offers or inquiries from any third party with respect to, or enter into or continue negotiations or any agreement regarding the terms of, any sale of all or substantially all of the stock or assets of the Company (including any sale structured as a merger, consolidation or similar business combination) with any Person, in any case other than the Buyer or its Affiliates.  If the Company or any of its Affiliates breaches any provision of this Section 4.5, the Buyer shall be entitled to recover from the Company all costs and expenses of, and in relation to, the investigation and negotiation of the Contemplated Transactions, and all costs and expenses of enforcing the provisions of this Section 4.5, which shall be in addition to and not in limitation of any other damages or remedies to which the Buyer may be entitled at law or equity.

4.6       Further Action.  Each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Law or otherwise to consummate and make effective Contemplated Transactions as promptly as practicable.

4.7       HSR.

(a)        The Company and the Buyer have each filed a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and requested early termination of the applicable waiting period.  The Buyer has paid the filing fees related to compliance with the HSR Act in connection with Contemplated Transactions.  Each party will be responsible for its respective preparation costs and other expenses (including attorneys’ fees) in connection therewith.

(b)        During the Interim Period, each of the Buyer and the Company shall use their respective reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions, (iii) use reasonable best efforts to obtain a waiver or early termination of the applicable waiting period, (iv) to the extent reasonably practicable, permit the other party to review any communication given by it to, or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; provided however, that the parties may comply with this Section 4.7(b) by designating that certain sensitive information shall only be shared with the respective parties outside legal counsel, and (v) promptly take reasonable actions to respond to inquiries from the FTC, the DOJ or any other Governmental Authority regarding the legality under any antitrust Law of the Contemplated Transactions; provided,  however, that all obligations in this Section 4.7(b) shall be subject to applicable Laws relating to exchange of information and attorney-client communication and privileges.  Notwithstanding the foregoing, no party shall be required to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority.  Without limiting the generality of, and subject to, the foregoing, Buyer hereby covenants and agrees to use its reasonable best efforts to secure termination of any waiting periods under the HSR Act and any other applicable antitrust Law.

4.8       DSS.  As soon as practicable after the Execution Date, and as required under applicable Law, during the Interim Period, the Company (to the extent applicable) will prepare and submit to the Defense Security Service (DSS) of the United States Department of Defense and, to the extent applicable, any other cognizant security agency (CSA), a notification of changed conditions, including change of ownership, under the NISPOM, DoD 5220.22-M.

4.9       R&W Insurance Policy.  The parties acknowledge that, as of the date hereof, the Buyer has obtained a conditional binder to the R&W Insurance Policy, a copy of which is attached hereto as Exhibit G.  Prior to the Closing, the Company and the Equityholder Representative shall provide to the Buyer such cooperation reasonably requested by the Buyer that is necessary to satisfy the conditions set forth in such binder.  No later than three (3) Business Days following the Execution Date, the Company shall deliver, or cause to be delivered, to the Buyer one or more CD-ROMS, in PC-readable format, that contain readable working Adobe or other (i.e., Microsoft Office) portable document format files that set forth all of the documents provided to the Buyer prior to the Execution Date in the Electronic Data Room.

4.10     Additional Items.   The Company shall use commercially reasonable efforts to complete, or caused to be completed, during the Interim Period each of the items described on Schedule 4.10 (each a “Clean-Up Item” and collectively the “Clean-Up Items”) and shall provide the Buyer with evidence thereof reasonably satisfactory to the Buyer.  To the extent any Clean-Up Item has not been completed to the reasonable satisfaction of the Buyer prior to the Effective Time (as notified in writing (email being sufficient) by Buyer to the Company prior to Closing, the “Incomplete Clean-Up Items”), notwithstanding any other provision of this Agreement to the contrary, following the Closing, the Buyer shall be deemed authorized to take any reasonable actions (including making any amendments to any filings or Tax Returns) reasonably necessary in connection with completing the Incomplete Clean-Up Items and, following the Closing, the Equityholders and the Equityholder Representative, at the sole expense of the Equityholders, shall reasonably cooperate with the Company and the Buyer in connection therewith.  Any reasonable and documented costs and expenses (including reasonable legal fees) incurred by the Buyer in connection with the Buyer’s completion of any Incomplete Clean-Up Item(s) following the Effective Time (other than item 1 on Schedule 4.10, to the extent such item is an Incomplete Clean-Up Item) (collectively, “Clean-Up Losses”) shall be the responsibility of the Equityholders, and the Equityholder Representative shall pay or reimburse the Buyer, on behalf of the Equityholders, such Clean-Up Losses  from the Equityholder Expense Fund up to the aggregate amount of $50,000.  Any Clean-Up Losses not paid from the Equityholder Expense Fund shall be included in the definition of “Shortfall Amount” and shall be disbursed from the Escrow Funds in accordance with Section 1.9(b)(i); provided  Clean-Up Losses shall not exceed, and the Equityholders and the Equityholder Representative shall not be responsible for paying or reimbursing any costs or expenses relating to (and shall not be included in the definition of “Shortfall Amount”) Incomplete Clean-Up Items in excess of, $50,000 plus the Escrow Amount in the aggregate (the “4.10 Cap”); provided further that to the extent any Clean-Up Losses are also a Tax that is indemnifiable by the Equityholders pursuant to Section 9.2(a)(iii), such Clean-Up

Losses shall not be subject to the 4.10 Cap but shall be subject Sections 9.2(b) and 9.2(e), in addition to this Section 4.10.

5.         CONDITIONS TO THE BUYER’S AND MERGER SUB’S OBLIGATIONS.

The obligations of the Buyer and the Merger Sub to consummate Contemplated Transactions and the Closing of the Contemplated Transactions are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

5.1       Representations and Warranties.  The representations and warranties of the Company contained herein (and in any certificate delivered by the Company pursuant hereto) that are qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct in all respects as of the Closing Date (or, if the text of such representations and warranties contained herein expressly relates to an earlier date, as of such earlier date), and the representations and warranties of the Company contained herein (and in any certificate delivered by the Company pursuant hereto) that are not so qualified by materiality (including a Material Adverse Effect qualifier) will be true and correct in all material respects as of the Closing Date (or, if the text of such representations and warranties contained herein expressly relates to an earlier date, as of such earlier date), in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties and except where all such failures to be so true and correct do not individually or in the aggregate constitute a Material Adverse Effect.

5.2       Compliance with Covenants.  All of the covenants to be complied with and performed by the Company on or before the Closing Date will have been duly complied with and performed in all material respects.

5.3       Stockholder Approval.  The Company shall have obtained the Required Stockholder Approval no later than five (5) Business Days following the Execution Date.

5.4       Closing Deliverables.  On the Closing Date, the Company or the Equityholder Representative will have delivered or caused to be delivered to the Buyer the duly executed Closing deliverables as specified in Section 7.1.

5.5       Absence of Litigation.  As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor shall any Claim by any Governmental Authority be pending or threatened before any court, other Governmental Authority or arbitrator, which if successful, would (i) enjoin, restrain, or prohibit the consummation of the Contemplated Transactions, (ii) have the effect of making illegal or otherwise prohibiting the Contemplated Transactions, or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any material assets or segments of the respective businesses of the Company, the Buyer, the Merger Sub or any of their respective Affiliates, the right of the Buyer following the Closing to own the Surviving Corporation or operate its business; provided, however, that this condition may not be invoked by the Buyer or the Merger Sub if any such Claim was initiated by the Buyer or the Merger Sub.

5.6       Dissenting Shares.  Dissenting Shares shall not constitute ten percent (10%) or more of the aggregate number of outstanding Company Capital Stock.

5.7       No Material Adverse Effect.  There will have been no Material Adverse Effect during the period from the date of this Agreement to the Closing Date.

5.8       Termination of Company Option Plan.  The Company shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer that the Company Option Plan has been terminated in its entirety and that, contingent upon consummation of the Merger, there will be no outstanding Company Options thereunder.

5.9       Required Statutory Approvals.  The Company shall have received or, in the case of the DSS notice, given all Required Statutory Approvals.

6.         CONDITIONS TO THE COMPANY’S OBLIGATIONS.

The obligation of the Company to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

6.1       Representations and Warranties.  The representations and warranties of the Buyer and the Merger Sub contained herein (and in any certificate delivered by the Buyer or the Merger Sub pursuant hereto) that are qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct as of the Closing Date (or, if the text of such representations and warranties contained herein expressly relates to an earlier date, as of such earlier date), and the representations and warranties of the Buyer or the Merger Sub contained herein (and in any certificate delivered by the Buyer or the Merger Sub pursuant hereto) that are not so qualified by materiality (including by a material adverse effect qualifier) will be true and correct in all material respects as of the Closing Date (or, if the text of such representations and warranties contained herein expressly relates to an earlier date, as of such earlier date), in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties, and except where all such failures to be so true and correct do not individually or in the aggregate constitute a material adverse effect on the ability of the Buyer or the Merger Sub to consummate the Contemplated Transactions.

6.2       Compliance with Covenants.  All of the covenants to be complied with or performed by the Buyer or the Merger Sub on or before the Closing Date will have been duly complied with and performed in all material respects.

6.3       Closing Deliverables.  On the Closing Date, the Buyer will have delivered or caused to be delivered to the Company and/or the Stockholders or other third parties duly executed Closing deliverables, as specified in Section 7.2.

6.4       Absence of Litigation.  As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor shall any Claim by any Governmental Authority be pending or threatened before any court, other Governmental Authority or arbitrator, which if successful, would (i) enjoin, restrain, or prohibit the consummation of the Contemplated Transactions, (ii) have the effect of making illegal or otherwise prohibiting the Contemplated Transactions or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the businesses of the Company, the Buyer Merger Sub or any of their Affiliates, the right of the Buyer following the Closing to own the Surviving Corporation or the right of the Buyer to operate the Surviving Corporation as the Company is currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by the Company or the Stockholders if any such Claim was initiated by the Company or any Stockholder.

7.         CLOSING DELIVERABLES.

7.1       Closing Deliverables to be Delivered by the Company.  On the Closing Date, the Company and the Equityholder Representative will deliver or cause to be delivered to the Buyer:

(a)        a certificate dated as of the Closing Date which is signed by an authorized officer of the Company, certifying and attaching: (i) copies of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger, (ii) written consents evidencing the Required Stockholder Approval in accordance with the DGCL, and (iii) copies of the Charter and Governing Documents of the Company;

(b)        the Certificate of Merger duly executed by the Company;

(c)        the approvals, consents, waivers and notices set forth on Schedule 7.1(c), which must: (i) be in full force and effect, (ii) be in form and substance reasonably satisfactory to the Buyer, and (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived;

(d)        evidence in form reasonably satisfactory to the Buyer that all approvals, consents, waivers and notices required in connection with the Required Statutory Approvals and any other approvals, consents, waivers and notices of or to any Governmental Authority set forth on Schedule 7.1(d) have been made or obtained and all applicable waiting periods with respect thereto have expired or been terminated;

(e)        any Transmittal Documents submitted by the Stockholders to the Paying Agent, which must include all of the required Transmittal Documents from each Equityholder of the Company holding one percent (1%) or more of the outstanding Company Capital Stock on a Fully-Diluted Basis;

(f)        Option Termination Agreements, duly executed by the Company and to the extent duly executed by each Optionholder;

(g)        evidence of termination of the Company Option Plan and any other equity incentive plans of the Company, in form reasonably satisfactory to the Buyer;

(h)        certificates from the State of Delaware and from each jurisdiction where the Company is qualified to do business as a foreign corporation, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing of the Company in such jurisdictions;

(i)         evidence of the termination of the Investor Agreements and such other Contracts and arrangements identified on Schedule 7.1(i) in form reasonably satisfactory to the Buyer;

(j)         payoff letters for all Debt of the Company required to be repaid at Closing;

(k)        evidence of the release of all Liens (other than Permitted Liens), in form reasonably acceptable to the Buyer;

(l)         resignations effective immediately following the Closing of all directors and officers of the Company;

(m)       evidence of purchase of the Tail Policies in form reasonably satisfactory to the Buyer;

(n)        the Escrow Agreement, duly executed by the Equityholder Representative;

(o)        (i) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for the Buyer to deliver such notice to the Internal Revenue Service on behalf of the Company after the Closing, and (ii) a certification that the shares of Company Capital Stock are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to the Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of the Company;

(p)      a certificate executed by an authorized officer of the Company attesting that the Company has complied with all conditions set forth in Section 5 hereof or indicating with specificity any respects in which those conditions have not been complied with, and attaching evidence of such compliance reasonably satisfactory to the Buyer, in a form reasonably satisfactory to the Buyer; and

(q)      evidence reasonably satisfactory to the Buyer that the Company has properly refiled the trademark applications for the marks described on Schedule 7.1(q).

7.2       Closing Deliverables to be Delivered by the Buyer.  On the Closing Date, the Buyer will deliver or cause to be delivered to the Equityholder Representative or the third parties referenced in this Agreement, as applicable:

(a)        to the Paying Agent or the Company as applicable for further disbursement to the Equityholders, the funds contemplated by Section 1.7(b) of this Agreement;

(b)        the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;

(c)        a certificate executed by an authorized officer of the Buyer attesting that the Buyer has complied with all conditions set forth in Section 6 or indicating with specificity any respects in which those conditions have not been complied with, and attaching evidence of such compliance reasonably satisfactory to the Equityholder Representative, in a form reasonably satisfactory to the Equityholder Representative; and

(d)        the R&W Insurance Policy.

7.3       Other Closing Deliverables and Actions.  The parties hereto will also execute such other documents and perform such other acts as may be reasonably necessary for the implementation and consummation of the Contemplated Transactions.

7.4            Post-Closing Deliverables.  No later than five (5) Business Days following the Closing Date, the Equityholder Representative shall deliver (or cause to be delivered) to Buyer: (a) one or more USB drives, in PC-readable format, that contain readable working Adobe or other (i.e., Microsoft Office) portable document format files that set forth all of the documents made available or provided to the Buyer prior to the Closing Date in the Electronic Data Room and (b) the minute book and corporate seal of the Company.

8.         TERMINATION.

8.1       Termination.  This Agreement (and each other pre-Closing deliverable delivered pursuant to this Agreement) may be terminated at any time prior to the consummation of the Closing:

(a)        by mutual written agreement of the Company and the Buyer;

(b)        by Buyer, if the Company has committed a material breach of any provision of this Agreement that has not been cured within the earlier of (i) thirty (30) days of written notice of such material breach and (ii) the End Date;

(c)        by the Company, if the Buyer or the Merger Sub has committed a material breach of any provision of this Agreement that has not been cured within the earlier of (i) thirty (30) days of written notice of such material breach and (ii) the End Date;

(d)        by either the Buyer or the Company if an Order has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the Merger and such Order has become final and non-appealable;  provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any party whose breach of any provision of this Agreement has been a principal cause of or resulted in results in the imposition of such Order; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any party who has not used all reasonable best efforts to lift any such Order;

(e)        by either the Buyer, on the one hand and the Company, on the other hand, if the Closing has not occurred before 5:00 p.m., Eastern Time, on February 18, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this

Section 8.1(e) will not be available to any party whose willful breach of this Agreement has been a cause or resulted in the failure of Closing to occur;

(f)        by the Buyer, if during the Interim Period there occurs one or more breaches of a representation or warranty by the Company which has resulted or is reasonably likely to result in Losses to one or more Buyer Indemnified Party(ies) in an aggregate amount in excess of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) which such Losses are excluded from coverage under the R&W Insurance Policy; or

(g)        by the Buyer, if, since the date of this Agreement, there will have been any Material Adverse Effect.

8.2       Effect of Termination.  If this Agreement is terminated as provided in Section 8.1, then all further obligations under this Agreement will terminate and no party hereto will have any liability in respect of the termination of this Agreement; provided that the provisions of Section 4.1, this Section 8.2, and Section 11.1 shall survive any termination hereof; provided further that no such termination will relieve any Person from liability for any willful breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and in the event of such willful breach the parties hereto will be entitled to exercise any and all remedies available under Law or equity as otherwise permitted under this Agreement.

9.         INDEMNIFICATION.

9.1       Survival.  Except for Fraud and Fundamental Representations, all other representations and warranties of the parties in this Agreement and all covenants and agreements required to be performed on or prior to the Closing by the parties pursuant to this Agreement, in each case shall terminate upon and shall not survive the Closing as between the parties hereto, and the Buyer’s sole recourse in respect thereof after the Closing shall be to the R&W Insurance Policy.  The Fundamental Representations contained in this Agreement and the right to commence any claim with respect thereto shall survive the Closing for a period of six (6) years.  The covenants and agreements in this Agreement that by their nature are required to be performed following the Closing Date shall survive indefinitely or for the period explicitly specified therein.  Any claim by an Indemnified Party with respect to Fraud shall survive for the applicable statute of limitations.  Notwithstanding the foregoing, if notice in writing of a bona fide claim with respect to the inaccuracy or breach of any such Fundamental Representation or covenant required to be performed following the Closing Date or failure to comply with any such covenant providing with reasonable specificity the basis for the claim shall have been given in good faith to the party against whom such indemnity may be sought prior to the expiration date of the applicable survival period, (a) such Fundamental Representation or covenant in respect of which indemnity may be sought under this Agreement, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 solely with respect to the claims made in such written notice until finally resolved and (b) the Losses for which a party shall be entitled to recover under this Agreement in connection with any claim made before the applicable expiration date for such claims shall include any Losses incurred or suffered on or after the expiration of the applicable survival period.  Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 9.1 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.

9.2       Equityholder Indemnification.

(a)        From and after the Closing Date, the Equityholders shall, separately and not jointly, in proportion to each Equityholder’s Pro Rata Portion, indemnify, defend, reimburse and hold harmless the Buyer Indemnified Parties from and against any and all Losses actually incurred by the Buyer Indemnified Parties to the extent arising out of, resulting from or otherwise in respect of:

(i)         any breach or inaccuracy of any of the Company Fundamental Representations; provided,  that for purposes of determining the existence of any breach or inaccuracy of any of the Company Fundamental Representations and for purposes of calculating the amount of any Losses arising out of or resulting from any such breach or inaccuracy of any of the Company Fundamental Representations, all references to materiality, Material Adverse Effect or words of similar import or effect therein shall be disregarded (as if such word or words were deleted from such representation and warranty);

(ii)        the failure of the Equityholder Representative to perform any covenant or agreement required to be performed following the Closing Date hereunder to be performed thereby; and

(iii)       any Taxes: (A)  due or payable by the Company or imposed on the Company for any taxable period (or portion thereof, as determined under this Section 9.2(a)(iii)) ending on or before the Closing Date, other than the Buyer’s pro rata share of income Taxes of the Company for the period between the date of the Common Stock Purchase Agreement and the Closing (B) that the Company is liable for (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. applicable Law) as a result of being a member of (or leaving) a consolidated, combined or unitary Tax group on or before the Closing Date; (C) of another Person imposed on the Company as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and (D) arising as a result of the Company’s election on Form 3115 to change its accounting method for federal income Tax purposes relating to the timing of income/revenue recognition of certain software contracts to comply with Accounting Standards Codification 606, as described on Schedule 2.18, whether such Taxes are attributable to taxable periods ending on or before, or ending after, the Closing Date, in each case to the extent such Taxes were not taken into account in Closing Working Capital; in each case other than Taxes attributable to any action taken by the Company or event occurring outside the ordinary course of business at the direction of the Buyer following the Closing on the Closing Date.  For purposes of this Section 9.2(a)(iii), in the case of any taxable period that includes (but does not end) on the Closing Date (“Straddle Period”), the amount of ad valorem (real property and personal property) Taxes of the Company for the portion of such taxable period that ends on the Closing Date will be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period, and the amount of any other Taxes of the Company for the portion of such taxable period ending on the Closing Date will be determined based on an interim closing of the books on the Closing Date (assuming a similar interim closing of the books of any pass-through entity in which the Company owns an interest and that the Tax year of such pass-through entity ended on the Closing Date).  In addition, for purposes of this Section 9.2(a)(iii), (1) the amount of any Taxes described in clause (D) above shall be reduced to the extent any net operating loss carryforwards or similar tax benefits are available and are actually utilized to reduce the amount of such Taxes (assuming that such net operating loss carryforwards and similar tax benefits are used to reduce such Taxes to the extent allowable under Law prior to reducing any other Tax liability of the Company), and (2) the amount of any income Taxes described in clauses (A), (B) and (C) above shall be reduced by twenty percent (20%) of the amount of such income Taxes that arose during the period commencing on the date that the Buyer first acquired Class B Common Stock and ending on the Closing Date.

(b)      From and after the Closing Date, each Equityholder shall, separately and not jointly, indemnify, defend, reimburse and hold harmless the Buyer Indemnified Parties from and against any and all Losses actually incurred by the Buyer Indemnified Parties to the extent arising out of, resulting from or otherwise in respect of:

(i)         any breach or inaccuracy of such Equityholder’s own Equityholder Fundamental Representations; and

(ii)        the failure of such Equityholder on and after the Closing Date to perform any covenant or agreement hereunder to be performed thereby on or after the Closing Date.

9.3       Indemnification by Buyer.  From and after the Closing Date, the Buyer shall indemnify, defend, reimburse and hold harmless the Company Indemnified Parties from and against any and all Losses actually incurred by the Company Indemnified Parties to the extent arising out of, resulting from or otherwise in respect of:

(a)        any breach or inaccuracy of any of the representations or warranties of the Buyer or the Merger Sub contained in this Agreement; provided, that for purposes of determining the existence of any breach or inaccuracy of such representations and warranties and for purposes of calculating the amount of any Losses arising out of or resulting from any such breach or inaccuracy of any of such representations and warranties, all references to materiality, material adverse effect or words of similar import or effect therein shall be disregarded (as if such word or words were deleted from such representation and warranty); and

(b)        any breach of any covenant or agreement contained in this Agreement or the other Transaction Documents to be performed by the Buyer or the Merger Sub following the Closing Date.

9.4       R&W Insurance Policy; Limitations.

(a)        Except for claims that constitute Fraud, with respect to any claims made for Losses arising out of a breach in respect of the representations and warranties in Section 2 that are not Company Fundamental Representations, the R&W Insurance Policy shall be the sole and exclusive remedy of the Buyer Indemnified Parties.  The Buyer Indemnified Parties shall not be entitled to a rescission of this Agreement, or, except as otherwise expressly set forth in this Agreement, to any further indemnification rights or other claims under or in connection with this Agreement or the transactions contemplated hereby of any nature whatsoever in respect thereof (whether by contract, tort, common law, in equity, statute, Law, regulation or otherwise, including under the Racketeer Influence and Corrupt Organizations Act of 1970), all of which the Buyer Indemnified Parties hereby waive.  Notwithstanding anything to the contrary set forth herein, nothing in this Agreement or any document related hereto shall affect the ability of Buyer to make any claim under the R&W Insurance Policy.

(b)        With respect to any Losses for which a Buyer Indemnified Party is entitled to indemnification under Section 9.2 for breach or inaccuracy of a Company Fundamental Representation or Equityholder Fundamental Representation or Section 9.2(a)(iii), such Losses shall be satisfied in the following order of priority:

(i)         First, to the extent that the retention amount under the relevant R&W Insurance Policy (the “Retention”) has not been exceeded, from the Equityholders until such Retention is exceeded; and

(ii)        Second, for all Losses in excess of the Retention, from the R&W Insurance Policy; and

(iii)      Third, with respect to Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.2(a)(iii), if coverage under the R&W Insurance Policy is exhausted in full or if such Losses are not covered by the R&W Insurance Policy, then from the Equityholders, separately and not jointly, in proportion to each Equityholder’s respective Pro Rata Portion.

(c)        No Equityholder shall be liable for Losses arising out of, resulting from or otherwise in respect of any other Equityholder’s breaches or inaccuracies of such other Equityholder’s own Equityholder Fundamental Representations, the failure of any other Equityholder to perform such covenants or agreements to be performed by such other Equityholder following the Closing.

(d)        With respect to breaches or inaccuracies of the Company Fundamental Representations, each Equityholder shall be liable on a several (and not joint and several) basis for such Equityholder’s respective Pro Rata Portion of such Losses.  Except in the case of Fraud, the maximum aggregate amount of indemnification payments to which the Buyer Indemnified Parties will be entitled to receive under this Section 9 from the Equityholders with respect to all breaches or inaccuracies of the Company Fundamental Representations will not exceed, in the aggregate, an amount equal to the Retention.

(e)        Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud by such Equityholder, in no event shall any Equityholder be liable for any Claims or Losses under this Section 9 that exceed, in the aggregate, the Merger Consideration actually received by such Equityholder; provided that in no event shall any Equityholder be liable for the Fraud of any other Equityholder or Person.

(f)         The Buyer acknowledges and represents that, as of the date hereof, Buyer has obtained a conditional binder for the R&W Insurance Policy attached hereto as Exhibit G, and that a true and correct copy of such R&W Insurance Policy has been provided to the Company.  The Buyer hereby acknowledges and agrees that all of the Equityholder obligations pursuant to this Section 9 are entirely conditioned upon the Buyer making the R&W Insurance Policy, in the form and substance attached hereto as Exhibit G, effective as of the Closing pursuant to the same terms and subject to the same conditions as set forth on Exhibit G, except as consented to by the Equityholder Representative in writing prior to the Closing or that would not otherwise be adverse to the Equityholders; provided, that in all events, the Buyer shall not amend the R&W Insurance Policy in any manner adverse to the Equityholders without the Equityholder Representative’s express written consent.  The Buyer shall cause the insurer(s) under the R&W Insurance Policy to waive all rights of subrogation against the Equityholders except for any rights against an Equityholder for Fraud by such Equityholder.  Prior to or concurrently with the Closing, the Buyer shall pay or cause to be paid, all unpaid costs and expenses of the R&W Insurance Policy, including the total premium, underwriting costs, applicable brokerage commission, Taxes related to such policy and any other fees and expenses of such policy.

(g)        No Indemnifying Party shall have any obligation to indemnify any Indemnified Party from and against any punitive or exemplary damages, except in the event of Fraud by such Indemnifying Party or to the extent such punitive or exemplary damages are owed by the Indemnified Party to a third party.

(h)        The amount of any Losses for which an Indemnifying Party becomes obligated to pay under this Agreement shall be reduced by the net amount actually recovered by the Indemnified Party from any third party in respect of such indemnifiable Losses under insurance policies (including, with respect to the Buyer, the R&W Insurance Policy), net of any related out-of-pocket costs and expenses and premium increases directly resulting from such Losses and/or any Tax benefit actually realized by the Indemnified Party as a refund or reduction in Taxes as a result of incurring any such Loss in the taxable year that such Loss was incurred or the immediately subsequent taxable year.  Each Indemnified Party agrees that it shall take all commercially reasonable actions to mitigate any Losses to the extent required by Law.  Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant, and no Indemnified Party shall be entitled to obtain indemnification more than once for the same Losses.

9.5       Claims Procedures.

(a)        Third Party Claims.

(i)         Upon becoming aware of a claim or a possible claim by a third party against an Indemnified Party (a “Third Party Claim”) in respect of which such Indemnified Party may seek indemnity from a party hereto with respect thereto under this Section 9 such Indemnified Party shall promptly provide the party against whom a claim is asserted (the “Indemnifying Party”) with written notice of such claim or possible claim, describing in reasonable detail the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought (including the representations, warranties, covenants or agreements alleged to have been breached) and an estimate of the Indemnified Party’s Losses for which indemnification is being sought (if ascertainable).  The failure to promptly provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure.  If the Third Party Claim relates to a breach or inaccuracy of a Fundamental Representation or Fraud (subject to the consent of the insurer under the R&W Insurance Policy to the extent required thereunder), the Indemnifying Party shall have thirty (30) days after receipt of such notice to provide written notice to the Indemnified Party that it desires to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the expense of the Indemnifying Party, of the settlement or defense thereof; provided, that (i) such notice must contain confirmation that the Indemnifying Party has an obligation to indemnify the Indemnified Party for the Losses incurred as a result of such Third Party Claim, and (ii) the Indemnifying Party shall not be entitled to assume or control the settlement or defense if (A) such claim seeks non-monetary, equitable or injunctive relief or alleges any violation of criminal Law, (B) the Indemnifying Party is also a party and the Indemnified Party determines in good faith based on the advice of counsel that there may be one or more legal defenses available to the Indemnified Party that are different or in addition to those available to the Indemnifying Party and that there is an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party, (C) the assumption of the defense by the Indemnifying Party is reasonably likely to cause the Buyer to lose coverage under the applicable R&W Insurance Policy, or (D) the insurer is required to assume the defense of such Third Party Claim pursuant to the applicable R&W Insurance Policy.  Notwithstanding anything to the contrary set forth in this Section 9.5(a), the control of the defense of any Third Party Claim for which the Buyer may seek recovery under the R&W Insurance Policy shall be subject to the provisions thereof.

(ii)      If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such claim, and the Indemnifying Party shall be authorized to consent to any settlement of, or entry of any judgment arising from, any such Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment (i) does not involve any injunctive relief or finding or admission of any violation of Law or any admission of wrongdoing by any Indemnified Party, and (ii) fully and finally releases the Indemnified Party completely in connection with such Third Party Claim.

(iii)     If the Indemnifying Party does not assume the defense (whether by affirmatively electing not to assume such defense, or because it is not entitled to do so), or notifies the Indemnified Party that it has elected to withdraw from the defense of a Third Party Claim, then the Indemnified Party shall have the right to defend, contest, settle and compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement, and shall cooperate in good faith and keep the Indemnifying Party reasonably informed of material developments with respect to such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall in no event settle (or consent to the settlement of) any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)        Non-Third Party Claims.  The Indemnified Party will notify the Indemnifying Party in writing promptly (and in any event on or before the applicable survival date for such indemnity claim pursuant to Section 9.1) after becoming aware of any matter for which the Indemnified Party may be entitled to indemnification hereunder, which notice shall set forth in reasonable detail the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought (including the representations, warranties, covenants or agreements alleged to have been breached) and an estimate of the Indemnified Party’s Losses for which indemnification is being sought (if ascertainable); provided that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification obligations that it may have to the Indemnified Party hereunder other than to the extent the Indemnifying Party is actually prejudiced thereby.  During the 30-day period immediately following the delivery of any notice pursuant to the immediately preceding sentence of this Section 9.5(b), the Indemnifying Party and the Indemnified Party shall, in good faith, attempt to resolve any dispute related to such claim for indemnity by the Indemnified Party.

9.6       Manner of Payment.  To the extent that a Person is entitled to any indemnification payments pursuant this Section 9 from a party, within five (5) Business Days after the final determination thereof, the applicable party shall promptly pay to such Person such amount by wire transfer of immediately available funds to the account or accounts designated by the recipient thereof.

9.7       Non-Recourse.  Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates and other Related Parties that in no event shall (a) any Person that is not a party to this Agreement (other than the Equityholders as expressly set forth in this Agreement or the other Transaction Documents) have any Liability relating to or in connection with the subject matter of this Agreement (including the Disclosure Schedules) or any of the Contemplated Transactions except to the extent expressly agreed to in writing by such Person, (b) a Buyer Indemnified Party have any recourse against any Person that was a Related Party of the Company prior to the Closing with respect to any matters relating to the Company (other than the Equityholders as expressly set forth in this Agreement or the other Transaction Documents) and (c) a Buyer Indemnified Party have any recourse against the Company with respect to any Claims, Losses or Liabilities of any kind or nature whatsoever, whether now known or unknown, which such Buyer Indemnified Party or its successors or assigns has or may in the future have by reason of, that are based on or otherwise relate to any facts, matters, causes, conditions or circumstances that occurred, existed or otherwise relate to the period prior to the Closing except as expressly provided in this Section 9.  The Equityholders are third party beneficiaries of this Agreement or the other Transaction Documents and are entitled to the rights and benefits hereunder and may enforce this Section 9.7 as if it were parties hereto.

9.8       Tax Treatment.  Unless otherwise required by applicable Laws, all indemnification payments under this Agreement will constitute adjustments to the purchase price for all Tax purposes, to the extent permissible under applicable Laws, and no party will take any position inconsistent with such characterization.

9.9       Exclusive Remedies.  The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims or Losses arising under this Agreement (including the Disclosure Schedules) (other than Claims or Losses arising from Fraud on the part of a party hereto in connection with the Contemplated Transactions and which claims are made in accordance with the terms set forth herein), including for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to Section 1.9, the indemnification provisions set forth in this Section 9 (other than recoveries pursuant to the R&W Insurance Policy) and Section 10.5.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, Claims, Losses and causes of action arising under this Agreement (including the Disclosure Schedules), including those relating to any breach of any representation, warranty, covenant, agreement or obligation set forth herein that it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 9. Notwithstanding the foregoing, this Section 9.9 shall not limit the rights of the parties to injunctive relief and specific performance in accordance with Section 12.12.  In addition, nothing in this Agreement shall affect the ability of the Buyer Indemnified Parties to make any claim under the R&W Insurance Policy or limit any rights or remedies with respect to Fraud.

9.10     Independent Significance.  The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.  The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled hereunder.

10.       POST CLOSING MATTERS.  Following the Closing Date, the parties agree as follows:

10.1     Public Disclosure.  (i) Prior to the Closing, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer or the Company, as applicable, and (ii) thereafter, the Equityholder Representative and Equityholders will not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading rule, requirement or agreement concerning its publicly traded securities, in which case the other party will be so advised as far in advance as possible and will be given an opportunity to comment on such release or announcement; provided, further, that Buyer has no obligation to consult with the Company, Equityholder Representative, Equityholders or any of their Representatives with respect to any SEC filing or quarterly earnings event materials or calls that contain reference to the Contemplated Transactions.

10.2     Cooperation.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 9).  From and after the Closing, the Buyer will be entitled to possession of, and the Company and the Equityholder Representative (on behalf of the Equityholders) will provide to the Buyer, all documents, books, records (including Tax records), agreements, corporate/company minute books and financial data of any sort relating to the Company.

10.3     Litigation Support.  In the event and for so long as any party is actively contesting or defending against any Claim in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existed on or prior to the Closing Date involving the Company, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.  Notwithstanding the forgoing, (i) this provision is inapplicable to any direct Claims among the Stockholders or their Representatives on the one hand, and the Surviving Corporation, the Buyer or their Representatives on the other hand and (ii) no Person shall be required to take any action (A) that would reasonably be expected to lead to any claim being made by any Person against such Person, (B) that would reasonably be expected to prejudice legal privilege or (C) where there exists any actual or potential conflict of interest.

10.4     Books and Records.  Each party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose, excluding any items subject to attorney-client privilege.  The party requesting any such books and records, information or employees will bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees.  All information received pursuant to this Section 10.4 will be kept confidential by the party receiving it, except to the extent that disclosure is otherwise permitted under this Agreement.  This provision will be inapplicable to any direct Claims between the Stockholders or their Representatives on the one hand, and the Company, the Buyer or its Representatives on the other hand.

10.5     Tax Matters.

(a)        Notwithstanding any provisions of this Agreement to the contrary, the Buyer, on the one hand, and the Equityholders, on the other, shall each be liable for one half of all sales, use, value added, transfer or other similar Taxes (collectively, “Transfer Taxes”) in connection with the Contemplated Transactions.  The Company will file all necessary documentation and Tax Returns with respect to Transfer Taxes.

(b)        The Equityholder Representative, on behalf of the Equityholders, shall prepare and file, or cause to be prepared and filed, all income Tax Returns of the Company for any Tax period ending on or prior to the Closing Date (“Pre-Closing Tax Period”).  All such Tax Returns shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law, and be subject to the review and approval of Buyer (not to be unreasonably withheld, delayed or conditioned) prior to filing.  Notwithstanding the foregoing, the 2019 federal income Tax Return of the Company shall include a Form 3115 reporting an adjustment under Section 481(a) of the Code based upon and consistent with the results of the audit of the Company for 2019, which Form 3115 shall be approved by both the Equityholder Representative and Buyer with any disputes resolved by the Accounting Firm pursuant to the Dispute Resolution Procedure.  The parties will cooperate to insure that the audit of the Company is completed in a timely manner.  The Equityholder Representative shall provide copies of all Tax Returns described in this Section 10.5(b) to Buyer at least thirty (30) days prior to the due date for filing such Tax Returns.

(c)        Buyer shall prepare and timely file, or cause to be prepared and filed, any Tax Returns of the Company for any Pre-Closing Tax Period (other than any Tax Return described in Section 10.5(b)) and any Straddle Period.  All such Tax Returns shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law or permitted by changes in applicable Law, and shall be subject to the review and approval of Equityholder Representative (not to be unreasonably withheld, delayed or conditioned) prior to filing.  The Buyer shall provide copies of all income and other material Tax Returns described in this Section 10.5(c) to Equityholder Representative at least five (5) days prior to the due date for filing such Tax Returns.

(d)        Except as provided in Section 10.5(c) or unless required by applicable Law, determined by Buyer in good faith, Buyer and its Affiliates shall not file or amend any Tax Return of the Company for any Pre-Closing Tax Period, make any Tax election with respect to the Company with effect to a Pre-Closing Tax Period, or institute any voluntary disclosure proceeding with a Taxing Authority with respect to any tax period ending on or before the Closing Date, in each case without the prior written approval of the Equityholder Representative, which approval will not be unreasonably withheld, delayed or conditioned.

(e)        Following the Closing Date, Buyer shall promptly notify the Equityholder Representative upon receipt by it of written notice from any Governmental Authority of the commencement of any examination, audit or proceeding with respect to the Taxes of the Company for which the Equityholders are reasonably likely to incur an indemnification obligation under this Agreement (each, a “Tax Contest”).  Buyer shall control the contest and resolution of each such Tax Contest, provided that Buyer shall keep Equityholder Representative reasonably informed of developments during such Tax Contests, Equityholder Representative shall have the right to participate fully (with counsel or advisers of its own choosing and at its own expense) in such Tax Contest, and Buyer shall not settle or otherwise conclude such contest without the consent of Equityholder Representative, not to be unreasonably withheld, conditioned or delayed.

(f)        In the event of any conflict or overlap between the provisions of this Section 10.5 and Section 9, the provisions of this Section 10.5 shall control.

(g)        Equityholder Representative and Buyer agree to furnish or cause to be furnished to each other, as and to the extent reasonably requested by the other, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer shall retain, and shall cause the Company to retain, all books and records with respect to Taxes until the expiration of the applicable statute of limitations.

(h)        All obligations of the Company under all Tax sharing agreements or similar agreements shall be terminated on or before the Closing Date, and after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

11.       EQUITYHOLDER REPRESENTATIVE.

11.1     Appointment and Powers.  The Equityholders (other than such Stockholders, if any, who have perfected dissenters’ or appraisal rights under the DGCL), by virtue of the approval and adoption of this Agreement by the Required Stockholder Approval or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, shall be deemed to have irrevocably appointed and constituted FG Pixia LLC as the true and lawful representative, agent and attorney-in-fact of such Equityholders with full powers of substitution to act in the name, place and stead thereof for all purposes in connection with this Agreement, as the same may be from time to time amended, and any agreements ancillary hereto and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Equityholders, if any, as such Equityholder Representative will deem necessary or appropriate in connection with any of the Contemplated Transactions, including:

(a)        to agree upon or compromise any matter related to the calculation of any adjustments, under this Agreement;

(b)        to direct the distribution of any post-Closing payments pursuant hereto;

(c)        to act for such Equityholders with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of such Equityholders any indemnification Claim made by or against such Equityholders, if any;

(d)        to act for such Equityholders with respect to all post-Closing matters;

(e)        to terminate, amend or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of such Equityholders in the reasonable judgment of the Equityholder Representative, will be taken in the same manner with respect to all such Equityholders unless otherwise agreed by each of such Equityholders who is subject to any disparate treatment of a potentially adverse nature;

(f)        to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Equityholder Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Equityholder Representative and to rely on their advice and counsel;

(g)        to incur and pay out of the Merger Consideration expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Contemplated Transactions, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification Claim, whether incurred prior or subsequent to Closing;

(h)        to retain a portion of the payments made by the Buyer hereunder as a reserve against the payment of expenses incurred in his capacity as the Equityholder Representative;

(i)         to receive the Equityholder Expense Fund and make payments therefrom in accordance with this Agreement;

(j)         to sign any releases or other documents with respect to and dispute or remedy arising under the Transaction Documents; and

(k)        to do or refrain from doing any further act or deed on behalf of such Equityholders which the Equityholder Representative deems necessary or appropriate in the Equityholder Representative’s sole discretion relating to the subject matter of this Agreement, as fully and completely as any of such Equityholders could do if personally present and acting.

11.2     Reliance on Actions.  The appointment of the Equityholder Representative will be deemed coupled with an interest and will be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Equityholder Representative as the acts of the Equityholders hereunder appointing the Equityholder Representative in all matters referred to in this Agreement.  Each Equityholder appointing the Equityholder Representative, by virtue of the approval and adoption of this Agreement by the Required Stockholder Approval, shall have ratified and confirmed all that the Equityholder Representative will do or cause to be done by virtue of such Equityholder Representative’s appointment as Equityholder Representative of the Equityholders.  The Equityholder Representative will act for the Equityholders appointing the Equityholder Representative on all of the matters set forth in this Agreement in the manner the Equityholder Representative believes to be in the best interest of the Equityholders.

11.3     Authority.  By virtue of the approval and adoption of this Agreement by the Required Stockholder Approval, the Equityholders shall be deemed to have expressly acknowledged and agreed that the Equityholder Representative is authorized to act on behalf of such Equityholder notwithstanding any dispute or disagreement among such Equityholders, and that any Person will be entitled to rely on any and all action taken by the Equityholder Representative under this Agreement without liability to, or obligation to inquire of, any of the Equityholders.  The Equityholder Representative may resign at any time upon ten (10) days prior written notice to Buyer.  If the Equityholder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Equityholder Representative will be the Person appointed by consent of the Equityholders who received, in the aggregate, more than fifty percent (50% ) of the amount of cash payable to the Equityholders pursuant to this Agreement; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Equityholder will have the right to petition a court of competent jurisdiction for appointment of a successor to the Equityholder Representative.

11.4     Representations.  As of the date hereof and as of the Closing Date, the Equityholder Representative hereby represents and warrants to the Buyer and the Merger Sub that (a) the Equityholder Representative has the requisite power and authority to enter into and to perform its obligations under this Agreement, (b) the execution, delivery and performance of this Agreement by the Equityholder Representative and the Equityholder Representative’s consummation of the Contemplated Transactions have been duly authorized by all corporate, limited liability company or other required action of the Equityholder Representative, and (c) this Agreement constitutes the legal, valid and binding obligation of the Equityholder Representative (assuming, in each case, the due authorization, execution and delivery by each other party hereto), enforceable against the Equityholder Representative in accordance with its terms, subject to the Enforceability Exceptions.

11.5     Exculpation and Indemnification.  The Equityholder Representative will incur no liability to the Equityholders with respect to any action or omission by the Equityholder Representative in connection with the Equityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Equityholder Representative’s fraud or willful misconduct.  The Equityholders will severally in accordance with their respective Pro Rata Portion indemnify, defend and hold harmless the Equityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Equityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud or willful misconduct of the Equityholder Representative, the Equityholder Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud or willful misconduct.  If not paid directly to the Equityholder Representative by the Equityholders, any such Representative Losses may be recovered by the Equityholder Representative from the funds in the Equityholder Expense Fund; provided, that while this Section 11 allows the Equityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Equityholder Representative from seeking any remedies available to it at law or otherwise.  Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative by the Equityholders under this Section 11.  The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholder Representative or the termination of this Agreement.

11.6     Expense Fund.  Upon the Closing, the Company will wire the Equityholder Expense Fund to the Equityholder Representative, which will be used for the purposes of paying directly, or reimbursing the Equityholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto.  The Equityholders will not receive any interest or earnings on the Equityholder Expense Fund and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Equityholder Representative will not be liable for any loss of principal of the Equityholder Expense Fund other than as a result of its gross negligence or willful misconduct.  The Equityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  As soon as practicable following the completion of the Equityholder Representative’s responsibilities, the Equityholder Representative will deliver any remaining balance of the Equityholder Expense Fund to the Equityholders.  For Tax purposes, the Equityholder Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.  The Equityholder Representative hereby acknowledges and agrees that (i) all fees, costs and expenses owed to the Equityholder Representative arising from, as a result of, or otherwise with respect to the Equityholder Representative’s services as the Equityholder Representative shall be paid by the Equityholders, and (ii) none of the Company, the Buyer, the Merger Sub nor any of their respective Subsidiaries shall have any obligation or liability rising from, as a result of, or otherwise with respect to the Equityholder Representative’s services as the Equityholder Representative.

12.       MISCELLANEOUS.

12.1     Expenses.  Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of Representatives.

12.2     Notices.  Any notice, request, demand, waiver, consent, approval or other communication by a party to another party that is required or permitted under this Agreement shall be in writing and shall be deemed given: (a) on the date delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by email, provided that the sender, no later than two (2) Business Days thereafter, sends a confirming copy of such notice by a nationally recognized overnight courier service (costs prepaid), or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

(b)        if to the Buyer or the Merger Sub (or the Surviving Corporation after the Closing), to:

Cubic Corporation

9333 Balboa Ave.

San Diego, CA 92123

Attention:  Hilary Hageman, Esq.

Facsimile:  (858) 505-1559

Email:  Hilary.Hageman@cubic.com

with a required copy (which shall not constitute notice) to:

Holland & Knight LLP

1650 Tysons Boulevard

Suite 1700

Tysons, Virginia 22102

Attention: Marisa Terrenzi

Facsimile: (703) 720-8610

E-Mail: marisa.terrenzi@hklaw.com

(c)        if to the Company (prior to the Closing) to:

Pixia Corp.

2350 Corporate Park Drive

Suite 400

Herndon, Virginia 20171

Attention:  Rudi O. Ernst

Email:  ernstr@pixia.com

with a required copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

Attention:  Ron Fleming

Email:  ron.fleming@pillsburylaw.com

(d)        if to the Equityholder Representative:

FG Pixia LLC

100 Crescent Ct Ste 1450

Dallas, TX 75201

Attention: Crystal Moore

Email: cm@freemangroup.com

With a required copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

Attention: Ron Fleming

Email: ron.fleming@pillsburylaw.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may maintain from and after the date of this Agreement).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

12.3     Assignment.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned by any of the parties without the prior written consent of the other parties; provided, however, that the Buyer may assign all or any portion of its rights and obligations under this Agreement (i) to any Affiliate of the Buyer at any time and (ii) after the Closing, to any Person, provided that such transfer or assignment shall not relieve the Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Buyer.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this Section 12.3 shall be null and void, ab initio.

12.4     Amendments and Waivers.  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Buyer and the Company.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by the party against whom enforcement of such waiver is sought.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

12.5     Entire Agreement.  This Agreement, the Schedules, the Exhibits and the other documents, instruments and agreements specifically referred to in this Agreement or therein or delivered pursuant to this Agreement or thereto set forth the entire understanding of the parties with respect to the Contemplated Transactions.  All Schedules and Exhibits referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter of this Agreement, whether written or oral, are superseded by this Agreement.

12.6     Headings.  All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.7     Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to in this Agreement are intended to be and hereby are made a part of this Agreement.  The Disclosure Schedules have been arranged, for purposes of convenience only, in Schedules corresponding to the Sections of this Agreement.  The disclosure of any item in any Schedule, section or subsection of the Disclosure Schedules will be deemed disclosure with respect to each other Schedule, section and subsection of the Company Disclosure Schedule or the Buyer Disclosure Schedules (as applicable) to which the relevance of such item is reasonably apparent on its face.

12.8     Construction.  For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires:  (a) the meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to a Section, paragraph, Exhibit or Schedule, such reference is to a Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined in this Agreement have the respective meanings given to them under GAAP; (h) any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day; (i) any statement in this Agreement to the effect that any information, document or other material has been “made available” or “provided to” the Buyer shall mean such information, document or material was included in and available in the Electronic Data Room no later than two (2) Business Days prior to the date hereof; (j) all references to “dollars” or “$” or “US$” in this Agreement shall refer to United States dollars, which is the currency used for all purposes in this Agreement; (k) the word “or” shall be disjunctive and not exclusive; (l) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and (m) any agreement, instrument, insurance policy or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  The parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation of this Agreement.

12.9     Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from and after the date of this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

12.10   Choice of Law.  This Agreement and the Exhibits and Schedules to this Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.11   Consent to Jurisdiction; Waiver of Jury Trial.  Each party irrevocably submits to the exclusive jurisdiction of any state or federal court located within the State of Delaware for the purposes of any Claim arising out of this Agreement or the Contemplated Transactions, and agrees to commence any such Claim only in such courts.  Each party further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth in this Agreement shall be effective service of process for any such Claim.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Claim arising out of this Agreement or the Contemplated Transactions in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

12.12     Right to Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such injunction or injunctions being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.  The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the parties under this Agreement, all in accordance with the terms of this Section 12.12.  No party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement.

12.13   No Third Party Beneficiaries.  Except as expressly set forth in Section 9.7, no provision of this Agreement is intended to confer any rights, benefits or remedies upon any Person other than the parties hereto and their respective successors and assigns.

12.14   Counterparts.  This Agreement, and the other documents, agreements and instruments to be delivered in connection with this Agreement, may be executed in counterparts, and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by the other parties.  The parties agree that the delivery of this Agreement, and the other documents, agreements and instruments to be delivered in connection with this Agreement, may be effected by means of an exchange of electronically transmitted signatures (including by electronic mail in .pdf format).

{Signature pages follow.}

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY:

PIXIA CORP.

By:	/s/ Rudi O. Ernst
Name:	Rudi O. Ernst
Title:	CEO

EQUITYHOLDER REPRESENTATIVE:

FG PIXIA LLC

By:	/s/ Brandon Freeman
Name:	Brandon Freeman
Title:	Manager

{Signatures continue on following page.}

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

BUYER

CUBIC CORPORATION

By:	/s/ Hilary Hageman
Name:	Hilary Hageman
Title:	Senior Vice President, General Counsel and Secretary

MERGER SUB:

LOCUS MERGER SUB, INC.

By:	/s/ Hilary Hageman
Name:	Hilary Hageman
Title:	Secretary

EXHIBIT A

Definitions

As used in this Agreement, the following terms will have the respective meanings set forth below:

“4.10 Cap” has the meaning set forth in Section 4.10.

“Accounting Firm” means BDO USA, LLP or such other recognized accounting firm with expertise in government contracts mutually agreed upon by the Buyer and the Equityholder Representative.  If BDO USA, LLP is unable to serve as the Accounting Firm and the Buyer and the Equityholder Representative have failed to reach agreement on an Accounting Firm within ten (10) calendar days following the a party’s request to resolve the applicable dispute using the Dispute Resolution Procedure, then the parties will jointly engage the American Arbitration Association to select the Accounting Firm, in accordance with the procedures of the American Arbitration Association to make such election.

“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity.  The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Annual Financial Statements” has the meaning set forth in Section 2.5(a).

“Anti-Kickback Act” has the meaning set forth in Section 2.12(k).

“Assets” means all cash, Personal Property and real property of the Company, all Contracts, Leases and Property Warranties to which the Company is a party, and all Permits held by the Company.

“Base Merger Consideration” means Two Hundred Million Dollars ($200,000,000).

“Benefit Plan” has the meaning set forth in Section 2.14(a).

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Closing Statement” has the meaning set forth in Section 1.9(a)(i).

“Buyer Disclosure Schedules” means the Schedules to Section 3 of this Agreement which are attached as Exhibit H.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization); Section 3.2 (Necessary Authority), Section 3.4 (Brokers).

“Buyer Indemnified Party” means any of the Buyer, its Affiliates, and each of their respective equityholders, trustees, directors, managers, officers, employees and agents.

“Buyer Knowledge Persons” means Norm Bishop, Michael Twyman and Bradford Powell.

“Buyout Option” has the meaning set forth in the recitals to this Agreement.

“Calculation Time” has the meaning set forth in Section 1.2.

“Cash” means the aggregate amount of cash and cash equivalents held by the Company in the Company’s bank accounts (including money market accounts, if any) as of the Calculation Time.  For the purpose of clarity, “Cash” will be reduced by the aggregate balance of all outstanding checks or other debit instruments written against such accounts for the purposes hereof and increased for all outstanding checks written for the account of the Company that haven’t been credited by the applicable bank prior to such time and shall not include Restricted Cash.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Charter” means such Person’s articles or certificate of incorporation, organization or formation, or equivalent, and all amendments thereto.

“Claim” means any claim, action, litigation, inquiry, proceeding (arbitral, administrative, legal or otherwise), suit, settlement, stipulation, hearing, investigation, charge, complaint, demand or similar matter.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.01 per share.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.01 per share.

“Clean-Up Item” has the meaning set forth in Section 4.10.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Per Share Consideration” means the quotient obtained by dividing (i) the Estimated Adjusted Net Merger Consideration (subject to the reductions set forth in Section 1.7(b)(i) and Section 1.7(b)(ii)) by (ii) the aggregate amount of Fully-Diluted Common Stock.

“Closing Working Capital” means the difference (whether positive or negative) of (i) the current assets of the Company as of the Calculation Time (excluding Cash, Restricted Cash, deferred revenue, Tax assets and refunds related to income Taxes), minus (ii) the current liabilities (excluding deferred Tax liabilities, but including all income Tax liabilities, attributable to taxable periods ending on or before the Closing Date, and any Tax liabilities arising as a result of the Company’s election on Form 3115 to change its accounting method for federal income Tax purposes relating to the timing of income/revenue recognition of certain software contracts to comply with Accounting Standards Codification 606, as described on Schedule 2.18, in each case, taking into account any deduction related to Transaction Payments or Optionholder Consideration to the extent more likely than not permitted by applicable Law) of the Company as of the Calculation Time (excluding any Debt paid pursuant to Section 1.7(b)(ii) and any outstanding Transaction Expenses paid pursuant to Section 1.7(b)(iv)).  An illustrative calculation of Closing Working Capital as of November 30, 2019, is included in Exhibit J.

“Closing Working Capital Adjustment” means the difference between Closing Working Capital and the Net Working Capital Target, which (i) will be a positive number if Closing Working Capital is greater than the Net Working Capital Target, (ii) will be a negative number if Closing Working Capital is less than the Net Working Capital Target and (iii) will be zero if Closing Working Capital is equal to the Net Working Capital Target.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cognizant Agency” means the U.S. Department of Defense through its representatives in the Defense Security Service and each and every agency sponsoring or acting as Cognizant Security Authority for the Sensitive Compartmented Information Facilities maintained by the Company, or for any access held by employees of the Company to the extent the Defense Security Service is not recognized as the Cognizant Agency for the classified facility or for sponsorship of those accesses.

“Commercial Products” means Software or other technical data, goods or services sold, licensed or provided by the Company as a commercial item, or as commercial computer Software.

“Common Stock Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board Approval” has the meaning set forth in Section 2.2(b).

“Company Capital Stock” means the Company Common Stock and the Series A Preferred Stock taken together.

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Disclosure Schedules” means the schedules to Section 2 of this Agreement which are attached as Exhibit I.

“Company Fundamental Representations” means the representations and warranties contained in Section 2.1(Organization and Existence), Section 2.2 (Authority and Enforceability), Section 2.3 (Capitalization), and Section 2.26 (Brokers).

“Company Indemnified Party” means any of the Company, its Affiliates, and each of their respective equityholders, trustees, directors, managers, officers, employees and agents.

“Company Intellectual Property” means any of the Company-Owned Intellectual Property and the Licensed Intellectual Property that is material to the conduct or operation of the business of the Company, as currently conducted.

“Company IP Agreements” means (a) licenses of, options to or covenants not to sue or assert with respect to, Company Intellectual Property by the Company to any third party or any other instruments or other arrangements to which the Company is a party, pursuant to which any third party has obtained any right, title or interest in any Company Intellectual Property, (b) licenses or sublicenses of Company Intellectual Property by any third party to the Company, or any other permissions or agreements pursuant to which the Company has obtained any right, title or interest in Intellectual Property, (c) agreements between the Company and any third party relating to the use, development, prosecution, enforcement or commercialization of Company Intellectual Property, and (d) consents, settlements, decrees, Orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company-Owned Intellectual Property.

“Company Knowledge Persons” means Rudi O. Ernst, Patrick F. Ernst and Dai Nguen.

“Company Option” mean an option to purchase shares of Class A Common Stock granted pursuant to the Company Option Plan.

“Company Option Plan” means the Pixia Corp. 2007 Stock Incentive Plan, as amended.

“Company-Owned Intellectual Property” means (i) Company Registered Intellectual Property, and (ii) Company Unregistered Intellectual Property.

“Company-Owned Software” has the meaning set forth in Section 2.19(j).

“Company Registered Intellectual Property” has the meaning set forth in Section 2.19(a).

“Company Unregistered Intellectual Property” means all Intellectual Property owned by the Company other than Company Registered Intellectual Property.

“Confidential Information” means any information concerning the business and affairs of the Company or the Assets, that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.

“Contemplated Transactions” has the meaning set forth in Section 2.2(a).

“Contract” means any written or oral contract, lease, license, indenture, undertaking or other agreement, arrangement or commitment (including any amendments, supplements, or modifications thereto).

 “Control” has the meaning set forth in the definition of the term “Affiliate”.

“Current Government Vendor Subcontract” has the meaning set forth in Section 2.12(a)(iv).

“Customs Laws” has the meaning set forth in Section 2.12(m)(iii).

“Debt” means, with respect to the Company, without duplication, (a) all indebtedness of the Company for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments; (b) all other indebtedness of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon; (c) all obligations of the Company or any of its Subsidiaries as lessee under leases that are capital leases determined in accordance with GAAP; (d) all obligations of the Company or any of its Subsidiaries to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the Ordinary Course of Business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (e) all obligations of the Company or any of its Subsidiaries for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction; (f) any guarantee of any debt of any other Person; (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company or any of its Subsidiaries, whether periodically or upon the happening of a contingency, (h) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (i) all obligations of the Company or another Person secured by (or for which the obligee has an existing right, contingent or otherwise, to be secured by) a Lien on any of the assets of such Person, whether or not such Person has assumed or become liable for such obligation; (j) Payroll Taxes arising from or required to be paid as a result of the payment of the payment of the Optionholder Consideration and the payment of any amounts to Optionholders pursuant to Sections 1.9 and 1.10; (k) all declared and unpaid dividends on equity interests of the Company; (l) all deferred revenue, and (m) with respect to all obligations described in clauses (a) through (i), all accrued and unpaid interest thereon and any prepayment, breakage, termination, redemption or similar premiums, penalties, fees, expenses and other monetary obligations with respect thereto.  For the avoidance of doubt, the term “Debt” shall not include the Transaction Payments, Transaction Expenses, or any amounts included in the calculation of Closing Working Capital.

“Determination” has the meaning set forth in the definition of “Dispute Resolution Procedure.”

“DFARS” has the meaning set forth in Section 2.12(l).

“DGCL” has the meaning set forth in Section 1.1.

“Disclosure Schedules” shall mean the Company Disclosure Schedules and the Buyer Disclosure Schedules.

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute under Section 1.9(a) are referred by either the Buyer or the Equityholder Representative for determination as promptly as practicable to the Accounting Firm, which will be jointly engaged by the Buyer, on the one hand, and the Equityholder Representative, on the other hand, pursuant to an engagement letter in customary form which each of the Buyer and the Equityholder Representative must execute.  The Accounting Firm must prescribe procedures for resolving the disputed items and in all events must make a written determination, with respect to such disputed items only (a “Determination”).  The Determination must be based solely on presentations with respect to such disputed items by the Buyer and the Equityholder Representative to the Accounting Firm and not on the Accounting Firm’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Accounting Firm by the Buyer or the Equityholder Representative in connection with such presentations and any materials delivered to the Accounting Firm in response to requests by the Accounting Firm.  Each of the Buyer and the Equityholder Representative will use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Accounting Firm of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Accounting Firm.  The Buyer and the Equityholder Representative must instruct the Accounting Firm to deliver the Determination to the Buyer and the Equityholder Representative no later than thirty (30) calendar days following the date on which the disputed items are referred to the Accounting Firm.  In deciding any matter, the Accounting Firm (i) may only assign values to items in dispute and such values must be the same as or between the values asserted by the Buyer and by the Equityholder Representative, and (ii) will be bound by the express terms, conditions and covenants set forth in this Agreement, including the provisions of Section 1.9(a) and the definitions contained herein.  The Accounting Firm may consider only those items and amounts in the Buyer’s written notices or the Equityholder Representative’s written responses that the Buyer and the Equityholder Representative were unable to resolve.  In the absence of fraud or manifest error, the Determination will be conclusive and binding upon the parties hereto.  It is the intent of the parties hereto that the process set forth in this definition of “Dispute Resolution Procedure” and the activities of the Accounting Firm in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, rules with respect to procedures and discovery).  All fees and expenses of the Accounting Firm incurred in connection with such dispute will be borne by the parties based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties.  By way of example and not by way of limitation, if the Equityholder Representative seeks a $70,000 upward adjustment to Closing Working Capital and the Accounting Firm determines that there should be a $40,000 upward adjustment, then the Stockholders will be responsible for three-sevenths (3/7) of the fees and expenses of the Accounting Firm and the Buyer will be responsible for four-sevenths (4/7) of the fees and expenses of the Accounting Firm.

“Dissenters Rights Statute ” has the meaning set forth in Section 1.12.

“Dissenting Shares” has the meaning set forth in Section 1.12.

“DOJ” has the meaning set forth in Section 4.7(a).

“EAR” has the meaning set forth in Section 2.12(b)(iii)(B).

“Effective Time” has the meaning set forth in Section 1.2.

“Electronic Data Room” means the electronic documentation site hosted by Merrill Datasite One on behalf of the Company titled “Project Locus”.

“End Date” has the meaning set forth in Section 8.1(e).

“Enforceability Exceptions” means (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether in a proceeding in equity or at law.

“Environmental Condition” means the presence of any Hazardous Materials, including any pollution, contamination or damage to natural resources or the environment, caused by or relating to the use, manufacture, production, importation, refinement, processing, emission, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by the Company or any other Person.  With respect to Claims by employees or other third parties, Environmental Condition will also include the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws, Permits and governmental agreements relating to pollution or protection of human health, safety or the environment, including Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface, and subsurface strata) or otherwise relating to the use, manufacture, production, importation, refinement, processing, emission, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials, and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  Environmental Laws include any Laws relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures.

“Environmental Noncompliance” means any violation of any Environmental Law.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity, (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any equity interests, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any equity interests.

“Equityholder Expense Fund” means $250,000.

“Equityholder Fundamental Representations” means the representations and warranties made by the Equityholders in their respective Letters of Transmittal, including any lost stock affidavit executed in connection therewith.

“Equityholder Representative” has the meaning set forth in the preamble of this Agreement.

“Equityholders” means the Stockholders and the Optionholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Account” has the meaning set forth in Section 1.7(b)(i).

“Escrow Agent” has the meaning set forth in Section 1.7(b)(i).

“Escrow Agreement” has the meaning set forth in Section 1.7(b)(i).

“Escrow Amount” has the meaning set forth in Section 1.7(b)(i).

“Escrow Funds” has the meaning set forth in Section 1.10(a).

“Estimated Adjusted Net Merger Consideration” means an amount equal to (i) the Estimated Net Merger Consideration plus (ii) the aggregate exercise price of all Company Options (whether or not vested or exercisable) as of immediately prior to the Effective Time.

“Estimated Cash” has the meaning set forth in Section 1.7(a)(ii).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.7(a)(i).

“Estimated Closing Debt” has the meaning set forth in Section 1.7(a)(iii).

“Estimated Net Merger Consideration” means an amount equal to (i) the Base Merger Consideration, plus (ii) the Estimated Net Working Capital Adjustment, plus (iii) Cash on hand per the Estimated Closing Balance Sheet, minus (iv) the Estimated Closing Debt, minus (v) the Estimated Transaction Expenses, minus (vi) Transaction Payments.

“Estimated Net Working Capital” has the meaning set forth in Section 1.7(a)(i).

“Estimated Net Working Capital Adjustment” means the difference between Estimated Net Working Capital and the Net Working Capital Target, which (i) shall be a positive number if Estimated Net Working Capital is greater than the Net Working Capital Target, (ii) shall be a negative number if Estimated Net Working Capital is less than the Net Working Capital Target and (iii) shall be zero if Estimated Net Working Capital is equal to the Net Working Capital Target.

“Estimated Transaction Expenses” has the meaning set forth in Section 1.7(a)(iv).

“Evaluation Material” has the meaning set forth in Section 2.27.

“Excess Amount” has the meaning set forth in Section 1.9(b)(ii).

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Export Control Laws” has the meaning set forth in Section 2.12(j).

“Facility Security Clearances” has the meaning set forth in Section 2.12(i).

“FAR” has the meaning set forth in Section 2.12(b)(iii)(B).

“FCPA” has the meaning set forth in Section 2.12(k).

“Final Adjusted Net Merger Consideration” has the meaning set forth in Section 1.9(a)(iv).

“Financial Statements” has the meaning set forth in Section 2.5(a).

“Flow of Funds Memorandum” has the meaning set forth in Section 1.7(a).

“Fraud” means actual and intentional fraud committed by a party, with the intent to deceive the other party, with respect to the making of the representations and warranties in Section 2 or Section 3 of this Agreement (as applicable); provided, that such actual and intentional fraud committed by a party shall, for the avoidance of doubt, only be deemed to exist if any of the Company Knowledge Persons (in the case of the Company) or any of the Buyer Knowledge Persons (in the case of the Buyer), as applicable, in each case had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties in Section 2 or Section 3 of this Agreement (as applicable) were actually breached when made, with the express intention that the other party rely thereon to its detriment.  For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional fraud and does not include, and no Claim may be made by any Person in relation to this Agreement or the Contemplated Transactions for (i) constructive fraud or other claims based on constructive knowledge or (ii) negligent misrepresentation, equitable fraud or any other fraud based claim or theory that requires something less than actual knowledge of the fraudulent conduct.

“FTC” has the meaning set forth in Section 4.7(a).

“Fully-Diluted Basis” means with respect to an Person, such Person’s percentage ownership of the Company calculated based on the number of shares of equity (or options to purchase shares of equity) of the Company held by such Person on an as-converted to Class A Common Stock basis, divided by the number of shares of Fully-Diluted Common Stock.

“Fully-Diluted Common Stock” means the aggregate of (i) the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time plus (ii) the number of shares of Class A Common Stock issuable upon conversion of all shares of Series A Preferred Stock to Common Stock immediately prior to the Effective Time plus (iii) the number of shares of Class A Common Stock issuable upon exercise of all Company Options (whether or not vested or exercisable) outstanding immediately prior to the Effective Time.  For the purpose of clarity, the number of shares of Class B Common Stock of the Company held by the Buyer shall not be included in the calculation of Fully-Diluted Common Stock.

“Fundamental Representations” means the Buyer Fundamental Representations, the Company Fundamental Representations and the Equityholder Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means such Person’s bylaws, partnership agreement, limited liability company/operating agreement, or any similar organizational or other constituent document, as applicable, each as amended.

“Government Bid” means any bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company which is intended by the Company to result in a Government Contract and is outstanding as of the date hereof.  A Government Bid (a) includes but is not limited to any bid, proposal, offer or quote made by the Company that has been received or accepted by the offeree or other recipient but has not resulted in a Government Contract prior to the Closing Date, but (b) does not include any bid, proposal, offer or quote made by the Company that has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any prime contract, subcontract or arrangement, joint venture, teaming agreement, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, contract awarded under the Federal Supply Schedule program, purchase order, task order or delivery order or other Contract or similar arrangement of any kind, between the Company and (a) any Governmental Authority, (b) any prime contractor or higher tier subcontractor of a Governmental Authority in its capacity as a prime contractor or higher tier subcontractor, or (c) any lower tier subcontractor with respect to any contract of a type described in clauses (a) or (b) above.  A task order, purchase order or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Furnished Items” has the meaning set forth in Section 2.12(h).

“Government Vendor Subcontract” means a Contract between the Company and another Person to supply supplies or services to the Company to be used in performing a Government Contract.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.  The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Hazardous Materials” means any waste, gas, liquid, or other substance or material that is designated, listed or defined as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term)

under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum products, petroleum byproducts, petroleum breakdown products, waste oil, crude oil, urea formaldehyde, polychlorinated biphenyls or asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound IP Licenses” has the meaning set forth in Section 2.19(b).

“Incomplete Clean-Up Item” has the meaning set forth in Section 4.10.

“Indemnified Party” or “Indemnified Parties” means the Buyer Indemnified Parties and the Company Indemnified Parties.

“Indemnifying Party” has the meaning set forth in Section 9.5(a)(i).

“In-Licensed Intellectual Property” means Intellectual Property subject to an Inbound IP License.

“Information Security Reviews” has the meaning set forth in Section 2.19(q).

“Intellectual Property Assets” means all tangible embodiments of Intellectual Property rights (in whatever form or media) including: Confidential Information, Software, Personal Information, de-identified Personal Information, research and development results, formulas, compositions of matter, prototypes, manufacturing and production processes and techniques, business methods, technical data, domain name registrations, operating and maintenance manuals, reports, designs, drawings, specifications, customer and supplier lists, web sites and web pages, website analytics, information gained from data mining activities, pricing and cost information, license rights and other contractual rights to Intellectual Property, and business and marketing plans and proposals.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) Patent Rights; (ii) Trademark Rights; (iii) Rights under Copyright, (iv) Trade Secret Rights, and (v) Other Intellectual Property Rights.

“Interim Balance Sheet” has the meaning set forth in Section 2.5(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 2.5(a).

“Interim Financial Statements” has the meaning set forth in Section 2.5(a).

“Interim Period” has the meaning set forth in Section 4.4.

“Investor Agreements” means the following (each as defined in the Purchase Agreement): the Amended and Restated Investor Rights Agreement, the Amended and Restated Right of First Refusal and Co-Sale Agreement and the Amended and Restated Voting Agreement.

“IP Licenses” has the meaning set forth in Section 2.19(b).

“IRS” means the Internal Revenue Service.

“IT Infrastructure” means information technology resources and services used for operations of the Company, including (i) applications, operating system, network, supply chain, enterprise resource management, and other Software; (ii) network, routing, wireless, telecommunications, and other hardware; (iii) servers, workstations, personal computers, and mobile devices; and (iv) hosting, cloud, data center, disaster recovery, and managed services.

“ITAR” has the meaning set forth in Section 2.12(b)(iii)(B).

“Knowledge” means (a) in the case of the Company, the actual knowledge of the Company Knowledge Persons, and the knowledge the Company Knowledge Persons would reasonably be expected to have after reasonable inquiry (which shall include reasonable inquiry of those employees directly reporting to such Company Knowledge Person), and (b) in the case of the Buyer, the actual knowledge of the Buyer Knowledge Persons, and the knowledge the Buyer Knowledge Persons would reasonably be expected to have after reasonable inquiry (which shall include reasonable inquiry of those employees directly reporting to such Buyer Knowledge Person).

 “Law” means any applicable federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

“Leased Premises” has the meaning set forth in Section 2.13(a).

“Leases” has the meaning set forth in Section 2.13(a).

“Letter of Transmittal” has the meaning set forth in Section 1.8(a).

“Liability” or “Liabilities” means any, Claims, liabilities, Liens, indebtedness, obligations, loss, damage, deficiency, obligation or responsibility, of any kind, character or description, known or unknown, (whether asserted or unasserted, whether direct or indirect, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether joint or several, vested or unvested, whether choate or inchoate and whether due or to become due), including Tax liabilities, other governmental charges or lawsuits brought, and including all costs and expenses related thereto.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, claims, interference, community property interests, and other encumbrances.

“Listing” has the meaning set forth in Section 2.12(e)(i).

“Loss” means any loss, liability, dispute, claim, controversy, demand, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax, cost, expense and cause of action of every kind and nature, including diminution in value, costs of investigation and amounts paid in settlement.

“Major Customers” means the top ten customers of the Company based on gross amounts paid for goods or services provided by the Company during the prior twelve (12) months.

“Major Suppliers” means the top ten suppliers and vendors of goods and services to the Company based on gross amounts paid for such goods or services during prior twelve (12) months.

“Material Adverse Effect” means, with respect to the Company, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to cause, result in or have, a material adverse effect on the business, properties, assets, liabilities, financial condition, or results of operations of the Company, or (b) does or would reasonably be expected to materially impair or delay the ability of the Company or the Equityholders to perform their respective obligations under this Agreement or to consummate the Contemplated Transactions.  “Material Adverse Effect” will not include: (i) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of changes, events or developments in or affecting the industry in which the Company operates that does not have a disproportionate effect on the Company, taken as a whole, as compared to other participants in the industries in which the Company operates; (ii) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that does not have a disproportionate effect on the Company, taken as a whole, as compared to other participants in the industries in which the Company operates, (iii) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of changes, events or developments in financial, securities or credit markets, general business conditions or the economy in general, including changes in interest rates or the availability of financing, which does not have a disproportionate effect on the, taken as a whole, as compared to other participants in the industries in which the Company operates, (iv) changes in Law or other legal or regulatory conditions (or the interpretations thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case that do not disproportionately affect the Company taken as a whole, as compared to other participants in the industries in which the Company operates, (v) any event, fact, condition, change, circumstance, occurrence or effect resulting from the failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying cause of any such failure shall not be excluded from the definition of “Material Adverse Effect”), or (vi) any event, fact, condition, change, circumstance, occurrence or effect resulting from acts of god, including natural disasters.  Notwithstanding the foregoing, the suspension or debarment of the Company from participation in the award or performance of Government Contracts or the initiation of a proceeding seeking such suspension or debarment, shall constitute a “Material Adverse Effect”.

“Material Contracts” has the meaning set forth in Section 2.11(a).

“Material Current Government Contracts” has the meaning set forth in Section 2.12(a)(i).

“Material Current Government Vendor Subcontract” has the meaning set forth in Section 2.12(a)(iv).

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Consideration” means an amount equal to the sum of (a) the Base Merger Consideration, plus (b) the Closing Working Capital Adjustment, plus (c) Cash minus (d) all outstanding Debt of the Company, minus (e) the Transaction Expenses minus (f) the Transaction Payments.

“Merger Consideration Adjustment Component” has the meaning set forth in Section 1.9(a)(i).

“Merger Consideration Adjustment Memorandum” has the meaning set forth in Section 1.9(a)(iii).

“Merger Sub” has the meaning set forth in the preamble of this Agreement.

“Net Working Capital Target” means $1,960,000.

“Notice” has the meaning set forth in Section 12.2.

“Notice of Dispute” has the meaning set forth in Section 1.9(a)(ii).

“OFAC” has the meaning set forth in Section 2.12(b)(iii)(B).

“Open Source Materials” means Software that is publicly distributed (or otherwise made publicly available) in source code format, including Software under a licensing or distribution model that relies on the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL), the Apache License, or other open source license.

“Option Termination Agreement” has the meaning set forth in Section 1.6(b).

“Optionholder” means, as of any date of determination, a holder of an outstanding and unexercised Company Option.

“Optionholder Consideration” means, with respect to each Company Option: (a) (i) the product of (A) the number of shares of Class A Common Stock underlying such Company Option immediately prior to the Effective Time, multiplied by the excess, if any, of (B) the Closing Per Share Consideration, minus (ii) the exercise price per share of Class A Common Stock underlying such Company Option.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day‑to‑day operations of the Person; and (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, bylaws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“OSS Triggering Manner” has the meaning set forth in Section 2.19(p).

“Other Intellectual Property Rights” means rights in mask works, moral rights, rights of privacy, rights of publicity, rights to protect data compilations, design rights, and other similar proprietary rights and rights to exclude.

“Outbound IP Licenses” has the meaning set forth in Section 2.19(b).

“Patent Rights” means patents, patent applications, divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility models, and the like of such patents and patent applications, and foreign counterparts and equivalents thereof.

“Paying Agent” means U.S. Bank National Association.  The Buyer and the Company shall split equally all fees associated with engagement of the Paying Agent.

“Payroll Taxes” means the employer portion of any social security, Medicare or other employment Taxes.

“Permit”  means any federal, state, local or foreign permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available to the Company, by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges not yet due and payable or Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business, (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (d) recorded or unrecorded easements, rights of way, zoning, building restrictions and similar matters, (e) nonexclusive licenses granted in the Ordinary Course of Business and (f) other imperfections of title, licenses or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Information” means information that identifies a natural person (a “Data Subject”), including name, mailing address, email address, social security number, license number, financial account information, credit/debit cardholder information, and information that permits or facilitates identity theft.  The term “Personal Information” includes profile information, tracking data (including tracking data gathered from a Data Subject’s online activities), and other related analytics.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property which are owned, used or leased by the Company and used or useful in the conduct of the Company’s business(es) or the operations of the Company’s business(es) or intended by the Company for use in connection with the Company’s business(es) or the operations of the Company’s business(es).

“Personnel Security Clearances” has the meaning set forth in Section 2.12(i).

“Pre-Closing Tax Period” has the meaning set forth in Section 10.5(b).

“Preferred Bidder Status” has the meaning set forth in Section 2.12(a)(v).

“Pro Rata Portion” means with respect to each Equityholder, the percentage set forth next to such Equityholder’s name on Schedule PRP.

“Property Warranties” means all of the Company’s rights under any manufacturers’, vendors’ or other warranties relating to the Assets.

“R&W Insurance Policy” means the Representations and Warranty Insurance Policy issued by AIG for the benefit of the Buyer as the named insured, substantially in the form attached hereto as Exhibit G.

“Regulations” means the United States treasury regulations promulgated under the Code.

“Related Party” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, members, general or limited partners, Affiliates, Representatives, sources of financing, and each of their respective successors and assigns.

“Representative Losses” has the meaning set forth in Section 11.5.

“Representatives” means, as to any Person, such Person’s Affiliates and its and their respective equityholders, directors, managers, officers, principals, employees, agents, advisors (including financial advisors, counsel and accountants), and financing sources.

“Required Statutory Approvals” means, (a) collectively, the filings required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition Laws, if any, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition Law, and (b) the notice required to be provided to the DSS in connection with the security clearance of the Company.

“Required Stockholder Approval” means the approval of this Agreement by the Stockholders who own at least ninety percent (90%) of the outstanding capital stock of the Company on a Fully-Diluted Basis.

“Response Action Contractor” means a Person that holds a response action contract to provide professional architect/engineering services to the U.S. Environmental Protection Agency to support response planning and oversight of activities under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reorganization Act of 1986.

“Restricted Cash” means cash and cash equivalents of the Company that are not available for immediate or general business use, including (i) deposits with landlords, vendors or other Persons or amounts deposited or prepayments by customers of the Company and (ii) cash delivered by the Buyer to the Company or otherwise paid by the Buyer on the Closing Date (including cash deposited with the Company’s payroll provider to be used to pay wages, compensation and other amounts owed to employees that are taken into account in calculating Transaction Payments).

“Retention” has the meaning set forth in Section 9.4(b)(i).

“Rights under Copyright” means all rights protected by copyright Law, including (i) rights in registered and unregistered works of authorship; (ii) the right to copy, distribute, modify, publicly perform, and publicly display such works; and (iii) all applications, registrations, and renewals in connection with such works.

“Sanctions Laws” has the meaning set forth in Section 2.12(m)(i).

“SEC” means the Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.01 per share.

“Shortfall Amount” has the meaning set forth in Section 1.9(b)(i).

“Software” means computer software, including object code, source code, executable code, software development tools, including software development kits, related flow charts, architecture documents, and diagrams, application programming interfaces, assemblers and compilers, data files, software libraries, device drivers, databases and database schema, and firmware.  The term “Software” also includes user manuals, developers’ documentation, and related instructional materials.

“Soliciting Materials” has the meaning set forth in Section 4.2(a).

“Stockholder Notice” has the meaning set forth in Section 4.2(b).

“Stockholder Release” has the meaning set forth in Section 1.8(a).

“Stockholders” means the holders of Company Capital Stock.

“Straddle Period” has the meaning set forth in Section 9.2(a)(iii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this Agreement, a Person(s) will be deemed to have a majority ownership interest in a corporation, limited liability company, partnership, association or other business entity if such Person(s) is allocated a majority of such entity’s gains or losses, or such Person(s) is in Control of such entity.  Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tail Policies” has the meaning set forth in Section 4.3.

“Tax” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities of any kind whatsoever imposed by any federal, state, provincial, local, foreign or other Governmental Authority or any agency or political subdivision thereof, including any income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, escheat, unclaimed property, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, levy or assessment of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; it being understood that the foregoing will include any transferee or secondary liability for a tax and any liability assumed or arising as a result of being, having been, or ceasing to be a member of any affiliated group (or being included or required to be included in any Tax Return relating thereto) or as a result of any tax indemnity, tax sharing, tax allocation or similar Contract.

“Tax Contest” has the meaning set forth in Section 10.5(e).

“Tax Return” means any return, declaration, report, Claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of the Company, the administration of any Laws or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Third Party Claim” has the meaning set forth in Section 9.5(a)(i).

“Trade Secrets” means confidential technology and information, including information and technology (i) that derives economic value, actual or potential, from not being generally known to or readily ascertainable by others, and (ii) that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  By way of example, the term “Trade Secrets” includes rights in ideas, developments, and inventions (whether patentable or unpatentable and whether or not reduced to practice), and rights in all improvements thereto.

“Trademark Rights” means (i) all rights in Trademarks; (ii) all goodwill associated such Trademarks; and (iii) and all applications, registrations, and renewals in connection with such Trademarks.

“Trademarks” means all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof, whether registered or unregistered.

“Transaction Documents” means this Agreement and the Schedules, Exhibits and the other documents, certificates, instruments and agreements specifically referred to in this Agreement or therein or delivered pursuant to this Agreement or thereto.

“Transaction Expenses” means any unpaid third-party fees and expenses incurred by or on behalf of the Company prior to the Closing in connection with the Merger and the other Contemplated Transactions, including all legal, accounting, investment banking, broker, financial advisory, consulting, the fees and expenses of obtaining the Tail Policies, fifty percent (50%) of the fees and expenses of the Escrow Agent and the Paying Agent and all other fees and expenses of third parties incurred by or on behalf of the Company prior to the Closing in connection with the negotiation of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions (including any amounts for out-of-pocket expenses that the Company is obligated by Law or Contract to reimburse any of its Equityholders).

“Transaction Payments” means the amount of all payments payable by the Company to any Person arising from or as a result of the consummation of the Contemplated Transactions, including (i) any severance or bonus plan payment, (ii) any payment of deferred compensation, (iii) any change in control payment, (iv) any payment under any retention agreement, or (v) any other similar payment.  The term “Transaction Payment” shall also include any Payroll Taxes payable by the Company in connection with the foregoing.  For the avoidance of doubt, the term “Transaction Payment” does not include (x) the aggregate amount of the Optionholder Consideration or (y) any Payroll Taxes arising from or required to be paid as a result of the payment of the payment of the Optionholder Consideration and the payment of any amounts to Optionholders pursuant to Sections 1.9 and 1.10.

“Transfer Taxes” has the meaning set forth in Section 10.5(a).

“Transmittal Documents” has the meaning set forth in Section 1.8(a).

“Vulnerability Testing” means penetration testing, ethical hacking, and other activities and methods regarding the testing of a network’s or computer system’s information security controls, including physical, administrative, and technical information security controls.

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